       PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION ISSUED JULY 12, 2000)
                     (TO PROSPECTUS DATED AUGUST 20, 1999)

                                2,400,000 SHARES

                                     [LOGO]

                        THE IMMUNE RESPONSE CORPORATION

                                  COMMON STOCK

    We are offering 2,400,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "IMNR." On July 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $11.50 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds, before expenses, to us............................   $          $

    The underwriters have an option to purchase an additional 360,000 shares from us to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    First Security Van Kasper expects to deliver the shares in San Francisco,
California on or about August   , 2000.

FIRST SECURITY VAN KASPER                                  GRUNTAL & CO., L.L.C.

        The date of this Prospectus Supplement is               , 2000.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined.

    If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement. Unless otherwise indicated, information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page S-46 of this prospectus supplement.

    If we use a capitalized term in this prospectus supplement and do not define the term in this document, the capitalized term is defined in the prospectus.

    REMUNE and Zorcell are our registered trademarks. Other copyrights, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CAREFULLY. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION.

                                  OUR COMPANY

    We are a biopharmaceutical company that develops products that stimulate and regulate the immune system in order to treat life threatening and crippling diseases through innovative science. We have a broad pipeline of products in clinical development including:

- REMUNE, our leading product candidate for the treatment of Human Immunodeficiency Virus, or HIV, which is currently in Phase 3 trials;

- IR501, for the treatment of rheumatoid arthritis, which has completed a Phase 2b trial;

- Zorcell, for psoriasis, which has completed a Phase 2 trial;

- IR208, for multiple sclerosis, which has completed two Phase 1 trials;

- IR852, for colon cancer, which is currently in a second Phase 1 trial; and

- IR850, for brain cancer, which is currently in a Phase 1 trial.

    In addition, we are developing a targeted non-viral technology for the treatment of hepatitis and hemophilia.

                                    STRATEGY

    Our goal is to develop products that treat significant diseases involving the immune system while maximizing shareholder value. To achieve this goal we intend to continue to:

    - develop the promising product candidates in our pipeline;

    - identify new product candidates;

    - enter into strategic alliances on a product by product basis as appropriate; and

    - maintain and enhance our broad patent estate to maximize the value of our intellectual property.

                            PRODUCTS IN DEVELOPMENT

IMMUNE-BASED THERAPIES

REMUNE

    REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV, the virus that causes AIDS. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of antiviral drugs. By utilizing an immune-based therapy such as REMUNE, in conjunction with existing antiviral drugs, it may be possible to boost the HIV infected individual's immune system against the virus, so that the virologic effect of antiviral drug therapy is prolonged and enhanced.

    REMUNE is currently involved in multiple clinical trials. Together with our primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, we have initiated a Phase 3 pivotal trial designed to evaluate whether REMUNE plus highly active antiretroviral therapy, HAART, delays virologic failure in HIV-infected individuals. We currently expect to obtain results by the end of 2001, subject to successful patient enrollment. The National Institutes of Health, or NIH, is currently redesigning and if it is implemented, a second phase 3 trial to evaluate whether REMUNE plus HAART delays virologic failure could commence. The AIDS Clinical Trial Group, conducting the study for the NIH, closed the trial after it was determined that it was unlikely that the administration of REMUNE in the context of the original trial with a sample size of 472 patients would effect a significant reduction in the time to virologic relapse. This trial is expected to be conducted by the Adult AIDS Clinical Trial Group and to involve patients at major medical centers throughout the United States. An ongoing 243 patient pivotal HIV trial in Spain, scheduled to be completed in April 2001, is also evaluating the effectiveness of REMUNE in delaying virologic failure. The lead researcher of this study has recently released interim data that suggest that treatment with REMUNE may enhance the immune system's reserves of HIV-specific killer T cells.

AUTOIMMUNE DISEASES

    Our immune-based therapies for autoimmune diseases are designed to inhibit or downregulate the T cells that we believe cause tissue damage in certain autoimmune diseases. Our immune-based therapies using T cell receptor peptides have demonstrated clinically favorable results in patients. These results, combined with the ease of administration and the potential for a long-lasting effect, may provide an important addition or alternative to existing therapies. We are pursuing this approach for the treatment of rheumatoid arthritis, psoriasis and multiple sclerosis.

    RHEUMATOID ARTHRITIS--Our most recent clinical trial was a Phase 2b, double-blind, placebo-controlled trial involving 340 patients that indicated a statistically significant clinical improvement using the American College of Rheumatology guidelines (ACR 20 criteria) at one time-point after the third injection. We have also completed a Phase 2, double-blind, 99 patient placebo-controlled trial. The results of this study suggest a statistically significant treatment effect at multiple timepoints according to the ACR 20 criteria. We are in active discussions with pharmaceutical companies regarding an exclusive collaboration for further development and licensing of this product candidate.

    PSORIASIS--Our most recent clinical trial was a Phase 2, nine-arm, double-blind, 84 patient placebo-controlled trial. This study was designed to investigate various formulations and routes of administration. Based on the data generated from this trial, we have identified a viable formulation for this product, and are seeking a corporate partner to continue development of this product candidate.

    MULTIPLE SCLEROSIS--Our most recent clinical trial was a Phase 1 trial involving ten patients who each received five injections of our therapeutic vaccine over 48 weeks. The results showed that the treatment was safe and well tolerated and generated strong immune responses in 80% of the patients. We will need to perform additional clinical trials for this potential product and are in active discussions with pharmaceutical companies regarding a collaboration for further development and licensing of this product candidate.

CANCER

    Cancer is caused when normal cells begin to grow uncontrollably. If these rapidly growing cells can escape the body's natural defenses, the immune system, they can become cancerous tumors. We are developing vaccines intended to more effectively reveal tumors to the immune system, thereby enhancing the immune system's ability to defend against them.

    We are currently engaged in a Phase 1 trial of our immune-based therapy for colon cancer, in which 12 patients with late stage refractory metastatic colon cancer are being treated using colon tumor cell lines and fibroblasts engineered to secrete Interleukin 2, an immune system stimulant. We expect this trial to be completed during 2000. We recently initiated a Phase 1 trial of our immune-based therapy for brain cancer at Cedars-Sinai Medical Center under the direction of Dr. Keith Black, a world-renowned neurosurgeon and researcher. We believe that our new tumor vaccine has the potential to induce the patient's immune system to recognize and destroy tumor cells, thereby delaying the recurrence of malignant brain tumors.

GENE THERAPY

    We are developing a system for the treatment of liver disease, which we refer to as our GeneDrug program. We have a collaboration with Schering Corporation, or Schering, to develop gene therapy products for treatment of hepatitis B and C, and other diseases. This collaboration combines our proprietary delivery technology with Schering's interferon alpha 2-b gene. When appropriately delivered to liver cells, the alpha 2-b gene causes the liver cells to manufacture and secrete proteins which can attack hepatitis B and C. We are also developing the GeneDrug technology for the treatment of hemophilia, and have synthesized the gene responsible for this clotting deficiency.

                               HOW TO CONTACT US

    Our principal executive offices are located at 5935 Darwin Court, Carlsbad, California 92008 and our telephone number is (760) 431-7080.

                                  THE OFFERING

Common stock offered by us................  2,400,000 shares

Common stock to be outstanding after the
  offering................................  29,767,878 shares

Use of proceeds...........................  REMUNE manufacturing process scale-up, product development, working capital and other general corporate
                                            purposes.

Nasdaq National Market symbol.............  IMNR

    These share numbers are based on shares outstanding as of April 28, 2000 and exclude:

    - 4,048,498 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $6.77; and

    - 1,422,004 shares of common stock reserved for issuance under our stock option plans upon exercise of options not yet granted.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
Contract research revenue....................  $  2,000   $  5,488   $ 14,226   $ 3,744    $ 3,000
Licensed research revenue....................        --     12,185      6,529     5,462        333
                                               --------   --------   --------   -------    -------
Total revenues...............................     2,000     17,673     20,755     9,206      3,333
                                               --------   --------   --------   -------    -------
Expenses:
Research and development.....................    34,090     33,240     31,246     9,550      5,061
  General and administrative.................     3,904      4,163      5,154     1,363      1,106
  Restructuring costs........................        --         --        650        --         --
  Total expenses.............................    37,994     37,403     37,050    10,913      6,167
                                               --------   --------   --------   -------    -------
Operating loss...............................   (35,994)   (19,730)   (16,295)   (1,707)    (2,834)
Other income (expense); net..................     2,437      1,668      1,327       380      3,255
                                               --------   --------   --------   -------    -------
Net income (loss)............................  $(33,557)  $(18,062)  $(14,968)  $(1,327)   $   421
                                               ========   ========   ========   =======    =======
Net income (loss) per share--basic and
  diluted....................................  $  (1.53)  $  (0.81)  $  (0.64)  $ (0.07)   $  0.01
                                               ========   ========   ========   =======    =======
Weighted average common shares outstanding--
  diluted....................................    21,883     23,148     24,851    24,139     31,010

CONSOLIDATED BALANCE SHEETS:

The following balance sheet data is presented:

    - on an actual basis, and;

    - on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 2,400,000 shares of common stock offered in the offering at an assumed public offering price of $11.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $29,164      $54,314
Working capital.............................................   24,853       50,003
Total assets................................................   44,541       69,691
Redeemable convertible preferred stock......................    9,697        9,697
Stockholders' equity........................................   29,239       54,389

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    When used in this prospectus supplement and the accompanying prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus supplement to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

    BEFORE PURCHASING OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS, THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE FOLLOWING RISK FACTORS:

OUR FAILURE TO DEVELOP AND COMMERCIALIZE PRODUCTS SUCCESSFULLY MAY CAUSE US TO CEASE OPERATIONS

    We have not completed the development of any products. Our failure to develop and commercialize products successfully may cause us to cease operations. Our potential therapies under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization.

    The discontinuation of a previous Phase 3 trial of REMUNE in May 1999 due to lack of efficacy has had a material adverse effect on us. If Agouron does not successfully complete the current pivotal trial of Remune we may have to abandon Remune or seek additional funding.

    Our other therapies and technologies are at earlier stages of development than REMUNE and may not be shown to be safe or efficacious or ever receive regulatory approval. Some of our technologies have not yet been tested in humans. Human testing of potential products based on these technologies may not be permitted by regulatory authorities. Even if human testing is permitted, the products based on these technologies may not be successfully developed or be shown to be safe and efficacious.

    The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe and effective in clinical trials. Food and Drug Administration, or FDA, or other regulatory approvals may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs are not expected to be successfully developed or commercially available for a number of years, if at all.

    Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS

    We will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and to establish manufacturing and marketing capabilities. A failure to raise additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves. If this offering is completed, we estimate that these new capital resources along with our existing capital resources and available equipment financing will be sufficient to fund our current and planned operations through 2001. If this offering is not completed, we estimate that our existing capital resources and available equipment financing will be sufficient to fund our current and planned operations into the first half of 2001.

    Although we anticipate that development of REMUNE will continue to represent a significant portion of our overall expenditures, we also anticipate that costs related to the development of

REMUNE will decrease in 2000. Other anticipated costs with respect to REMUNE will depend on many factors, in particular the continuation of our collaboration with Agouron.

    Our future capital requirements will depend on many factors, including:

    - continued scientific progress in our research and development programs;

    - the scope and results of preclinical studies and clinical trials;

    - the time and costs involved in obtaining regulatory approvals;

    - the costs involved in filing, prosecuting and enforcing patent claims;

    - competing technological and market developments;

    - the cost of manufacturing scale-up;

    - effective commercialization activities and arrangements, and

    - other factors not within our control.

IF AGOURON TERMINATES ITS COLLABORATION WITH US WE MAY HAVE TO ABANDON REMUNE

    According to its terms, our binding letter of intent with Agouron may be terminated at will and at any time by Agouron. The termination of our agreement with Agouron might require us to abandon REMUNE. Agouron has been acquired by Pfizer Inc. We do not know which Agouron research products, if any, Pfizer Inc. will continue to fund in the future.

WE MAY BE UNABLE TO ENTER INTO ADDITIONAL COLLABORATIONS OR MAINTAIN EXISTING
ONES

    We intend to seek additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms, or at all, in the future and our current or future collaborative arrangements may not be successful or continue. Under the Schering collaboration, Schering's obligation to fund expired on December 31, 1999. Without funding arrangements, we may have to abandon some of our products under development.

OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE US WITH ANY BENEFIT AND THE PATENTS AND PROPRIETARY TECHNOLOGY OF OTHERS MAY PREVENT US FROM COMMERCIALIZING PRODUCTS

    A failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

    In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to our products. We are aware that AstraZeneca PLC has acquired the rights to a patent, which has been issued in Europe and other countries, that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld after current opposition proceedings. This patent, and others that we are not aware of, may adversely affect our ability to develop and commercialize products.

    The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how.

    We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

    Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us, such as the patent owned by AstraZeneca PLC. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. Licenses may not be available at all or on commercially reasonable terms and we may not be able to redesign our products or processes to avoid infringement.

    Litigation may be necessary to defend against claims of infringement, to enforce our patents or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using certain technologies.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY HURT OUR ABILITY TO CONTINUE OPERATIONS

    As of March 31, 2000 we had a consolidated accumulated deficit of $186.1 million. We have not generated revenues from the commercialization of any product. We expect to incur substantial net operating losses over the next several years, which may imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all.

THE LENGTHY PRODUCT APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS

    Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

    The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

    Even if additional clinical trials of REMUNE are successfully completed, the FDA may not approve REMUNE for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

    In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

    Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices, or GMP. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that products meet applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects manufacturers to possible FDA regulatory action. We or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

    The FDA has not designated expanded access protocols for REMUNE as "treatment" protocols. The FDA may not determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE.

    The FDA may not consider REMUNE or any other of our products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

    Marketing any drug products outside of the United States will subject us to numerous and varying foreign regulatory requirements governing the design and conduct of human clinical trials and marketing approval. Approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE

    The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

OUR LACK OF COMMERCIAL MANUFACTURING AND MARKETING EXPERIENCE MAY PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

    We have not manufactured any of our product candidates in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products. Even if REMUNE is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE in commercial quantities. Except for REMUNE, we have not demonstrated the ability to manufacture our treatments in large-scale clinical quantities either. We rely on a third party for the final inactivation step of the REMUNE manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis, or that we can establish other manufacturing capacity on a timely basis.

    We have no experience in the sales, marketing and distribution of pharmaceutical products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

    The manufacturing process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able quickly to replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's GMP requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing products.

    We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, clinical trials, market introduction and subsequent sales of the products would be delayed. Further, contract manufacturers must also operate in compliance with the FDA's GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

    Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement could prevent us from successfully commercializing products. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

PRODUCT LIABILITY EXPOSURE MAY EXPOSE US TO SIGNIFICANT LIABILITY

    We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance.

HAZARDOUS MATERIALS AND ENVIRONMENTAL MATTERS COULD EXPOSE US TO SIGNIFICANT
COSTS

    Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. We may be required to incur significant costs to comply with current or future environmental laws and regulations. Our research and development processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources. Our operations, business or assets may be materially and adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS

    Our common stock is expressly subordinate to our Series F Convertible Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series F Convertible Preferred Stock liquidation preference.

YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT IF OUR PREFERRED STOCK IS CONVERTED INTO COMMON STOCK OR CERTAIN OPTIONS OR WARRANTS TO PURCHASE COMMON STOCK ARE EXERCISED

    In 1998 we sold 200 shares of Series F Convertible Preferred Stock, or Series F Stock, in return for gross proceeds of $10 million. These shares of Series F Stock are currently convertible into at least 2.4 million shares of our common stock, which number is subject to increase if our common stock does not meet certain specified price trading levels. Additionally, on April 24, 2001 we will be required to redeem the Series F Stock in either cash or in shares of our common stock. Further, as of March 31, 2000 we had reserved 6.3 million shares of our common stock for potential issuances upon the exercise of stock options and warrants and payment of dividends on the Series F Stock. Issuance of any of these additional shares could substantially dilute your interest in our company.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS

    The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as the following could have a significant adverse impact on the market price of our common stock:

    - the results of preclinical studies and clinical trials by us, our collaborators or our competitors;

    - concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products;

    - announcements of technological innovations or new products by us or our competitors;

    - governmental regulatory actions;

    - actual or anticipated changes in drug reimbursement policies;

    - developments with our collaborators;

    - developments concerning patent or other proprietary rights of ours or our competitors (including litigation);

    - period-to-period fluctuations in our operating results;

    - changes in estimates of our performance by securities analysts;

    - market conditions for biopharmaceutical stocks in general; and

    - other factors not within our control.

    We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

CHANGES TO FINANCIAL ACCOUNTING STANDARDS MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS

    We prepare our financial statements to conform with generally accepted accounting principles, or GAAP. GAAP are subject to interpretation by the American Institute of Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to purchase and pooling-of-interests accounting for business combinations, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities and at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS THAT COULD DISCOURAGE POTENTIAL TAKEOVER ATTEMPTS AND MAKE ATTEMPTS BY STOCKHOLDERS TO CHANGE MANAGEMENT MORE DIFFICULT

    The approval of 66 2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions, such as those providing for a classified board of directors, contained in our certificate of incorporation. Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our Board of Directors and may have the effect of deterring hostile takeover attempts. The practical effect of these provisions is to require a party seeking control of our company to negotiate with the our Board of Directors, which could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

    We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control.

                                USE OF PROCEEDS

    We estimate that we will receive approximately $25,150,000 in net proceeds from this offering ($29,000,200 if the underwriter's over-allotment option is exercised in full), assuming a public offering price of $11.50 per share.

    We intend to use the net proceeds to further our REMUNE manufacturing process scale-up, for product development, working capital and other general corporate purposes. Pending these uses, the net proceeds from this offering will be invested in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of March 31, 2000, on an actual basis and as adjusted to reflect our receipt of the estimated net proceeds from the sale of 2,400,000 shares in this offering at an assumed public offering price of $11.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus supplement.

                                                             MARCH 31, 2000
                                                       --------------------------
                                                                          AS
                                                        ACTUAL        ADJUSTED(1)
                                                       ---------      -----------
                                                          AMOUNTS IN THOUSANDS
                                                              (UNAUDITED)
Cash and cash equivalents and short-term
  investments........................................  $  29,164       $  54,314
                                                       =========       =========

Long-term debt, net of current portions..............      1,138           1,138
Redeemable convertible preferred stock...............      9,697           9,697
                                                       ---------       ---------

Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized; none
    issued...........................................         --              --
  Common stock, $0.0025 par value, 65,000,000 shares
    authorized, 26,370,135 shares issued and
    outstanding (28,770,135 shares pro forma, as
    adjusted)........................................         68              74
  Warrants...........................................      2,144           2,144
  Additional paid-in capital.........................    211,077         236,221
  Accumulated other comprehensive income.............      2,059           2,059
  Accumulated deficit................................   (186,109)       (186,109)
                                                       ---------       ---------
    Total stockholders' equity.......................     29,239          54,389
                                                       ---------       ---------
    Total capitalization.............................  $  40,074       $  65,224
                                                       =========       =========

------------------------

(1) As adjusted for our receipt of the estimated net proceeds of this offering, assuming a public offering price of $11.50 per share.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock is traded on the Nasdaq National Market, under the symbol "IMNR". The following table sets forth, for the periods indicated, the high and low sale prices for the common stock as reported by Nasdaq.

                                                                HIGH       LOW
                                                              --------   --------
1998
1st Quarter.................................................   $11.44     $ 8.81
2nd Quarter.................................................    19.69       9.50
3rd Quarter.................................................    15.00       7.38
4th Quarter.................................................    14.69      10.13

1999
1st Quarter.................................................   $11.38     $ 7.56
2nd Quarter.................................................    13.25       4.63
3rd Quarter.................................................     7.13       4.81
4th Quarter.................................................     5.75       2.56

2000
1st Quarter.................................................   $19.75     $ 4.31
2nd Quarter.................................................    12.44       5.50

    On July 10, 2000 the closing sale price of our common stock as reported by Nasdaq was $11.50 per share. As of April 28, 2000, there were approximately 834 holders of record of the common stock.

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our earnings, if any, for research and development activities and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data for the five years ended and as of December 31, 1995, 1996, 1997, 1998 and 1999 is derived from our audited financial statements. The following selected financial data at March 31, 2000 and for the three month periods ended March 31, 1999 and 2000 is derived from our unaudited financial statements. Our unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair presentation of our financial condition and results of operations for such periods. Financial and operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and the notes thereto included in this prospectus supplement.

                                                                                           THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                 ----------------------------------------------------   -------------------
                                   1995       1996       1997       1998       1999       1999       2000
                                 --------   --------   --------   --------   --------   --------   --------
                                                                                            (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract research revenue...   $  1,561   $  1,000   $  2,000   $  5,488   $ 14,226   $ 3,744    $ 3,000
  Licensed research revenue...         --      6,000         --     12,185      6,529     5,462        333
                                 --------   --------   --------   --------   --------   -------    -------
  Total revenues..............      1,561      7,000      2,000     17,673     20,755     9,206      3,333
Expenses:
  Research and development....     19,489     27,211     34,090     33,240     31,246     9,550      5,061
  General and
    administrative............      3,684      3,420      3,904      4,163      5,154     1,363      1,106
  Restructuring costs.........         --         --         --         --        650        --         --
                                 --------   --------   --------   --------   --------   -------    -------
Total expenses................     23,173     30,631     37,994     37,403     37,050    10,913      6,167
                                 --------   --------   --------   --------   --------   -------    -------
Operating loss................    (21,612)   (23,631)   (35,994)   (19,730)   (16,295)   (1,707)    (2,834)
Other income (expense); net...      1,676      2,605      2,437      1,668      1,327       380      3,255
                                 --------   --------   --------   --------   --------   -------    -------
Net income (loss).............   $(19,936)  $(21,026)  $(33,557)  $(18,062)  $(14,968)  $(1,327)   $   421
                                 ========   ========   ========   ========   ========   =======    =======
Net income (loss) per share--
  basic and diluted...........   $  (1.19)  $  (1.19)  $  (1.53)  $  (0.81)  $  (0.64)  $ (0.07)   $  0.01
                                 ========   ========   ========   ========   ========   =======    =======
Weighted average number of
  shares
  outstanding--diluted........     16,750     17,658     21,883     23,148     24,851    24,139     31,010

                                                           DECEMBER 31,                        MARCH 31,
                                       ----------------------------------------------------   -----------
                                         1995       1996       1997       1998       1999        2000
                                       --------   --------   --------   --------   --------   -----------
                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities.........................  $44,610    $47,787    $30,439    $25,232    $23,087      $29,164
Working capital......................   43,586     45,684     28,939     22,892     14,686       24,853
Total assets.........................   50,429     54,086     37,375     35,626     39,997       44,541
Redeemable convertible preferred
  stock..............................       --         --         --      9,347      9,627        9,697
Stockholders' equity.................   48,441     51,304     35,102     22,060     20,546       29,239

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING OUR OPERATING RESULTS AND TIMING OF ANTICIPATED REVENUES AND EXPENDITURES. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER "RISK FACTORS". THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

    We are a biopharmaceutical company developing immune-based therapies to induce specific immune responses for the treatment of HIV, autoimmune diseases and cancer. In addition, we are developing a targeted non-viral delivery technology for gene therapy, which is designed to enable the delivery of genes directly to the liver via intravenous injection.

    In January 2000, we received a $5.0 million payment from Agouron consisting of a $3.0 million payment for research and development and a $2.0 million payment for the purchase of 266,667 shares of unregistered common stock priced at a premium to the market. This was the final payment in a series of six quarterly payments made by Agouron to fund research and development and to purchase unregistered common stock under our binding letter of intent with Agouron.

    We have not been profitable since inception and had an accumulated deficit of $186.1 million as of March 31, 2000. To date, we have not recorded any revenues from the sale of products. Revenues recorded through March 31, 2000 were primarily received from contract research, licensing of technology, milestone achievement payments and investment income. We expect our operating losses to continue, as well as to have quarter-to-quarter fluctuations, some of which could be significant, due to research, development and clinical trial activities. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis.

    In December 1999, the Securities and Exchange Commission issued a Staff Accounting Bulletin regarding revenue recognition in financial statements for non-refundable technology access fees in the biotechnology industry, which will impact the Company's financial statements during the fourth quarter of 2000. See
Note 1 to the Condensed Consolidated Financial Statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

    Revenues for the quarter ended March 2000 was $3.3 million as compared to $9.2 million for the same period in 1999. The decrease in revenues in 2000 was primarily attributed to a one-time $5.0 million milestone payment from Agouron and a $1.0 million research collaboration payment from Schering that were received in 1999. We have received the final quarterly payment under the agreement with Agouron, and Schering's obligation to fund under their collaboration with us expired on December 31, 1999. As a result, we expect no additional revenues unless it is earned through existing corporate collaborations, the achievement of certain milestones, or new research and development agreements. However, there can be no assurance that any such collaborations will be entered into. We have not received any revenues from the commercial sale of products and do not expect to derive revenue from the sale of products for the foreseeable future.

    Research and development expenditures of $5.1 million during the first quarter of 2000 decreased from $9.6 million during the same period in 1999. The decrease in research and development spending from 1999 to 2000 was due primarily to reduced clinical and regulatory costs associated with the discontinuation of a 2,500 patient, Phase 3 clinical trial of REMUNE and reduced spending on REMUNE clinical trial materials. Also reduced costs associated with the autoimmune, gene therapy and cancer programs, that were a result of our workforce reduction in June 1999, contributed to this decreased spending. With the current U.S. pivotal HIV clinical study being conducted and paid for by Agouron future clinical study spending is expected to remain consistent with this quarter unless new clinical studies are initiated. However, spending associated with our scale-up of the manufacturing process for REMUNE and the cost of producing clinical supplies for ongoing and future REMUNE studies could increase in the foreseeable future. Future research and development expenditures are expected to remain somewhat level with the current quarter, but quarter to quarter fluctuations may occur due to the timing of expenditures. If additional collaborations are entered into, research and development expenditures would increase over current levels; but there can be no assurance that any collaborations will be entered into, that existing collaborations will not end, or that we will be able to obtain other financing needed to continue our research and development efforts.

    General and administrative expenses for the first quarter of 2000 were $1.1 million as compared to $1.4 million for the same period in 1999. This decrease in spending was primarily attributed to changes affected by our workforce reduction in June 1999 and somewhat lower professional fees for the current quarter. Quarterly general and administrative expenses for the remainder of 2000 are expected to remain consistent with first quarter levels.

    Investment income increased to $2.5 million for the quarter ended March 31, 2000 from $380,000 during the same period in 1999. The increase in investment income in 2000 compared to 1999 was due primarily to the sale in March 2000 of approximately $2.3 million of an equity security held for sale that was acquired through licensing of our technology.

    Other income of $732,000 for the quarter ended March 31, 2000 was attributable to the gain recognized from the sale in March 2000 of undeveloped property adjacent to our headquarters facility in Carlsbad, California for approximately $2.0 million.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    We recorded revenues of $20.8 million in 1999 as compared to $17.7 million in 1998 and $2.0 million in 1997. Revenues for 1999 consist primarily of $15.8 million derived from research and development under collaborative agreements along with a $5.0 million milestone payment under one of the collaborative agreements. Of the $20.8 million of revenues received in 1999, $18.5 million were from Agouron. Revenues for 1998 include $7.7 million derived from research and development under collaborative agreements along with $10.0 million from a license fee under one of the collaborative agreements. Of the $17.7 million of revenues received in 1998, $14.2 million were from Agouron. Revenues for 1997 include $2.0 million derived from research and development under collaborative agreements. None of the revenue received was from the commercial sale of products and we do not expect to derive revenue from the sale of products for the foreseeable future.

    Our research and development cost totaled $31.2 million for 1999 as compared to $33.2 million for 1998 and $34.1 million for 1997. The decrease in costs from 1998 to 1999 was due primarily to reduced clinical and regulatory costs associated with the discontinuation of a 2,500 patient Phase 3 clinical trial of REMUNE and costs associated with the autoimmune, gene therapy and cancer programs that was the result of our workforce reduction in June 1999. The decrease in these costs was offset by an increase in cost associated with scale-up of the manufacturing process for REMUNE. The decrease in costs from 1997 to 1998 was due primarily to the initial costs of the 2,500 patient Phase 3 clinical trial of REMUNE being front loaded in 1997, which was due to the aggressive startup of the trial that was started in 1996. Future spending associated with the HIV clinical trials is expected to decrease substantially as future pivotal studies will be conducted by Agouron under the 1998 collaboration agreement. However, spending associated with the Company's scale-up of the manufacturing process for REMUNE and the cost of producing clinical supplies for ongoing and future REMUNE studies could continue to increase in the foreseeable future. Overall, future research and development expenditures are expected to decline in the coming year unless additional collaborations are entered into. There can be no assurance that any collaborations will be entered into, that existing collaborations will not end, or that we will be able to obtain other financing needed to continue our research and development efforts.

    General and administrative expenses totaled $5.2 million for 1999 as compared to $4.2 million for 1998 and $3.9 million for 1997. The increase in spending in 1999 over 1998 was attributable to higher support costs associated with our research and development, increase in public company activities and changes associated with the restructuring. The increase in spending for 1998 over 1997 was attributable to higher support costs associated with our research and development. General and administrative expenses for 2000 are expected to remain somewhat constant to 1999 levels.

    Restructuring costs of $650,000 for the year ended December 1999 were associated with our restructuring plan implemented in June 1999 and completed in October 1999, which reduced the work force by approximately 30%. Employee severance, health benefits, placement services and other implementation costs were included in the restructuring costs.

    Other revenue and expense decreased to $1.3 million for 1999 from $1.7 million for 1998 and $2.4 million for 1997. This decrease for 1998 and 1999 was the result of lower investment income on lower average cash and short-term investment balances. For 1999, interest expense associated with equipment financing was netted against income.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception through March 31, 2000, we have financed our activities primarily from public and private sales of equity, funding from collaborations with corporate partners and investment income. At March 31, 2000, we had working capital of $24.9 million, including $29.2 million of cash, cash equivalents and marketable securities. This compares with working capital as of December 31, 1999 of $14.7 million, including $23.1 million of cash, cash equivalents and marketable securities. Working capital increased during the quarter ended
March 31, 2000 as a result of the lower cost of operations, in particular, the reduced cost of the REMUNE HIV clinical trials, clinical trial materials and manufacturing supplies, and the sale of $2.3 million of an equity security held for sale and $2.0 million of undeveloped property. At December 31, 1999, we had working capital of $14.7 million, including $23.1 million of cash, cash equivalents and marketable securities. This compares with working capital as of December 31, 1998 of $22.9 million, including $25.2 million of cash, cash equivalents and marketable securities. Working capital decreased in 1999 as a result of the cost of operations, in particular, the cost of the REMUNE HIV clinical trials, clinical trial materials and manufacturing supplies, and the capital improvements incurred to increase the capacity of the manufacturing facility producing REMUNE. This decrease was despite the sale of $3.2 million of common stock to an institutional investor and the financing of $1.6 million of capital equipment. As of March 31, 2000 we had $1.4 million of available credit remaining under a $3.0 million equipment line of credit that was put in place during 1999.

    We will need to raise additional funds, even if this offering is completed, to conduct research and development, preclinical studies and clinical trials necessary to bring potential products to market and to establish manufacturing and marketing capabilities. We anticipate that for the foreseeable future, the scale-up of the manufacturing process for REMUNE and the cost of producing clinical supplies for ongoing and future REMUNE studies will continue to represent a significant portion of our overall expenditures. We also anticipate that costs related to the clinical trials of REMUNE will decrease from 1999 levels, as the current U.S. pivotal study and any future pivotal studies, are expected to be conducted by Agouron. Overall, future research and development expenditures are expected to remain somewhat constant to current levels. However, future spending for research and development may increase if additional collaborations are entered into, but there can be no assurance that any such collaborations will be entered into. We anticipate additional capital improvements of approximately $3.0 million for 2000 related to the scale-up of the manufacturing process; some of which we anticipate will be funded with debt financing. Other anticipated costs with respect to REMUNE, including investment in inventory, will depend on many factors including the results of clinical trials, the continuation of our collaboration with Agouron and other factors which will influence our determination of the appropriate continued investment of our financial resources in this program.

    Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up and inventories, effective commercialization activities and arrangements and other factors not within our control. Even if this offering is completed, we intend to seek additional funding through additional research and development agreements with suitable corporate collaborators, extensions of existing corporate collaborations and through public or private financings, if available. However, there can be no assurance that such collaboration arrangements or any public or private financings will be available on acceptable terms, if at all. If funds are raised through equity arrangements, further dilution to stockholders may result. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or take other measures to cut costs, which could have a material adverse effect on us. If this offering is completed, we estimate that these new capital resources along with our existing capital resources and available equipment financing will be sufficient to fund our current and planned operations through 2001. If this offering is not completed, we estimate that our existing capital resources and available equipment financing will be sufficient to fund our current and planned operations into the first half of 2001. There can be no assurance, however, that changes in our research and development plans or other changes affecting our operating expenses may result in the expenditure of such resources before such time. In any event, we will need to raise substantial additional capital to fund our operations in future periods.

                                    BUSINESS

GENERAL

    We are a biopharmaceutical company developing immune-based therapies to induce specific immune responses for the treatment of HIV, autoimmune diseases and cancer. In addition, we are developing a targeted non-viral delivery technology for gene therapy, which is designed to enable the delivery of genes directly to the liver via intravenous injection.

                                     [LOGO]

(1) The table describes the status of the current product candidates and is not intended to depict the relative lengths of time of any of the stages of drug discovery and preclinical and clinical development. The amount of time spent in any phase of development will vary substantially from product to product and there can be no assurance that any of the products will proceed beyond the phase depicted or will receive regulatory approval. See "Government Regulation."

THE IMMUNE SYSTEM

    The immune system is the body's natural defense mechanism to prevent and combat disease. There are two major arms of the immune system: T cell-based and B cell or antibody-based.

    T cells are specialized white blood cells that kill other cells within the body that have become infected. A T cell-based immune response begins when the immune system recognizes foreign invaders such as viruses or bacteria within the body. T cells are then dispatched to seek and destroy cells which have been infected by these foreign invaders. This response, however, is not always sufficient to eradicate the disease and certain diseases are able to produce substances that suppress this immune response, thus making it important to provide assistance to the immune system.

    We believe that our technology can regulate the body's immune system to recognize and combat illnesses such as HIV infection, autoimmune disease and cancer. We are developing products to potentially boost killer T cell responses against HIV and cancer and regulate disease inducing T cell responses in autoimmune diseases such as rheumatoid arthritis, psoriasis and multiple sclerosis.

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OUR IMMUNE BASED THERAPIES

IMMUNE BASED THERAPIES FOR HIV

    BACKGROUND. AIDS, which is caused by a virus known as HIV, is a condition that slowly destroys the body's immune system making the body vulnerable to infections. HIV spreads through the body by invading host cells and using the host cells' protein synthesis capability to replicate. The immune system responds by producing antibody and cellular immune responses capable of attacking HIV. While these and other responses are usually sufficient to temporarily arrest progress of the infection and reduce levels of virus in the blood, the virus continues to replicate and slowly destroys the immune system by infecting and killing critical T cells, known as CD4 cells. As the infection progresses to virologic failure, the immune system's control of HIV levels weakens, the level of virus in the blood rises and the level of T cells declines to a fraction of normal level. Currently available antiviral products have been shown to be effective at reducing the levels of virus in the blood, however, certain limitations in the therapy have prevented the antiviral products from being as effective as originally predicted. This is due primarily to HIV's ability to develop resistance to these drugs and the drugs' inability to stimulate the infected individual's own immune system to kill the virus.

    The World Health Organization, or WHO, estimates there are approximately
33.6 million individuals around the world infected with HIV. WHO also stated that during 1999, 5.6 million individuals (including 570,000 children) became newly infected with HIV. This represents approximately 15,000 new infections per day. In North America, the number of HIV-infected individuals is estimated at 920,000. The HIV epidemic represents a significant societal threat to both developed and developing nations since most of the HIV-infected individuals are expected to ultimately develop AIDS, creating a significant burden on healthcare systems and economies around the world.

    REMUNE. REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of antiviral drugs. By utilizing an immune-based therapy such as REMUNE, in conjunction with existing antiviral drugs, it may be possible to boost the HIV infected individual's immune system against the virus, such that the virologic effect of antiviral drug therapy is prolonged and enhanced.

    CLINICAL TRIALS. REMUNE is currently involved in multiple clinical trials. Together with Agouron, our primary marketing partner, we have initiated a Phase 3 pivotal trial designed to evaluate whether REMUNE plus highly active antiretroviral therapy, or HAART, delays virologic failure in HIV-infected individuals. We currently expect to obtain results by the end of 2001, subject to successful patient enrollment. The National Institutes of Health, or NIH, is currently redesigning and if it is implemented, a second phase 3 trial to evaluate whether REMUNE plus HAART delays virologic failure could commence. The AIDS Clinical Trial Group, conducting the study for the NIH, closed the trial after it was determined that it was unlikely that the administration of REMUNE in the context of the original trial with a sample size of 472 patients would effect a significant reduction in the time to virologic relapse. This trial is expected to be conducted by the Adult AIDS Clinical Trial Group and to involve patients at major medical centers throughout the United States.

    In 1999, we discontinued a 2,526 patient Phase 3 clinical endpoint trial because differences in clinical endpoints were not observed between treatment groups and extending the trial would have been unlikely to provide sufficient additional clinical endpoints to permit statistically significant differences between the treatment groups to be observed in the near term. The primary efficacy endpoint for the trial was disease progression to an AIDS defining condition, or death. At the time the study began this was the only accepted endpoint for approval by the FDA for vaccines. However, since the discontinuation of the 2,526 patient Phase 3 trial, the FDA has indicated that it may accept virologic endpoint trials for the basis of approval for REMUNE, the primary endpoint for most of the antiretroviral products that have been approved by the drug division of the FDA.

    The Thailand clinical trial, which involved 297 infected Thai patients and was conducted by Trinity Medical Group, Co., LTD., was completed in 1999. The primary endpoint was an increase in CD4 cells. The primary endpoint was successfully met in this 40-week clinical trial. Although patients received no antiviral drug therapy, REMUNE augmented CD4 cell counts and enhanced HIV specific immunity. Further follow-up has shown stable or decreased viral load in a majority of the patients that have been examined.

    A REMUNE study is also being conducted in Spain. This ongoing 243 patient trial combines REMUNE with antiviral drug therapy and is assessing the effect of REMUNE on virologic failure. The data safety monitoring board for this trial, which was designed to evaluate immunologic and virologic endpoints, met in the fourth quarter of 1999 and concluded that the trial could continue to completion. Completion is scheduled for April 2001. Preliminary interim clinical results from the trial presented in June of 2000 suggested that treatment with REMUNE may enhance the immune system's reserves of HIV-specific cytotoxic T lymphocytes.

    The results of a Phase 1, ten patient pediatric trial conducted by the NIH were published in the JOURNAL OF INFECTIOUS DISEASE, showing that REMUNE was well tolerated in children concurrently taking antiviral drug therapy and induced HIV specific immune responses. Furthermore, the results showed that children receiving the adult dose of REMUNE had a significant sustained decrease in viral load compared to children who received a lower dose.

    Previous Phase 1 and 2 studies in approximately 350 subjects indicated that REMUNE is well tolerated with the most common side effect being injection site reactions. These trials indicated that REMUNE is safe, that it may induce HIV-specific immune responses and showed positive trends on the virologic and immunologic markers.

    TECHNOLOGY. REMUNE is composed of inactivated HIV, depleted of its envelope, and emulsified in Incomplete Freund's Adjuvant, or IFA, an agent which elicits a more potent immune response by more effectively presenting the inactivated virus to the immune system. REMUNE is manufactured by first culturing HIV-infected human T cells. The virus is then purified from this cell culture and inactivated with betapropiolactone, a chemical agent commonly used for viral inactivation, and then physically inactivated with irradiation. Each of these procedures alone is capable of inactivating HIV. During processing and purification, the outer envelope protein of the virus, known as gp120, is depleted from the inactivated HIV. The final envelope-depleted HIV is emulsified in IFA and is filled in syringes. REMUNE is administered by intramuscular injection once every three months.

    In past years, others have attempted to develop immune-based therapies for HIV infection. Most of these therapies were based on the viral envelope, proteins located on the outside of the virus. None of these therapies has proven effective, which may have been due to mutations in the viral envelope. REMUNE is based on the core proteins of the virus, which are consistent across multiple strains of HIV. The HIV-1 virus continues to evolve and mutate and as a result different strains or clades of HIV-1 have emerged worldwide. This creates a moving target for single protein immunogens that are being developed that are clade specific. Because REMUNE is a whole virus and contains the core proteins that are more genetically conserved, we believe that individuals treated with REMUNE may be able to elicit broad immune responses to multiple subtypes of HIV-1 found throughout the world. This type of broad cross reactivity may have future implications for both therapeutic and preventive vaccines.

    EXISTING THERAPIES FOR HIV. Currently available antiviral products have been shown to be effective at reducing the levels of virus in the blood, however, certain limitations in the therapy have prevented the antiviral products from being as effective as originally predicted. The antiviral products may be associated with significant toxicity and eventual viral resistance. In addition, non-compliance with the strict dosage regimen of various combinations of reverse transcriptase and protease inhibitors, or cocktail therapies, may also reduce their effectiveness and can accelerate emergence of resistance. It is estimated that up to 50% of individuals who begin cocktail therapies will discontinue treatment due to resistance, toxicity, lack of compliance or because the cocktail therapy was not effective in reducing the viral load. It is currently estimated that only 30% to 40% of HIV-infected individuals in the United States use cocktail therapies.

    REMUNE BENEFITS. REMUNE, unlike antiviral drugs, can induce an HIV specific response, which is now thought by numerous researchers to be important in controlling HIV replication. REMUNE has been administered to more than over 2,000 patients, has an excellent safety profile, is well tolerated and is easy to administer.

    The fact that REMUNE reconstitutes HIV-specific immunity provides a unique niche for REMUNE to be utilized in combination with drug therapy to provide long-term management of disease. One goal of the combination REMUNE--drug approach is to prolong the impact of antiviral drug therapies on viral load by increasing the immune response to HIV-infected cells. If successful, a delay in drug resistance and a prolonged duration of low levels of virus in the blood coupled with an increase in the immune response to HIV could translate into clinical benefit.

    MANUFACTURING. We sublease a 103,000 square foot facility in King of Prussia, Pennsylvania dedicated to the manufacture of REMUNE for clinical trials and, if the FDA approves the product, initial commercial production. In February 1996, we received clearance from the FDA to release the product for use in clinical trials. We rely on a third party for the final inactivation step of the manufacturing process.

    COMMERCIALIZATION STRATEGY. During June 1998, we entered into an agreement with Agouron under which we exclusively licensed to Agouron the marketing rights to REMUNE in North America, Europe, Japan and certain other countries, if regulatory approvals are received. Pursuant to this agreement, we will share with Agouron all profits from the commercialization of REMUNE on a 50/50 basis. Together we have conducted physician and patient focus group sessions to begin preparations for a commercial marketing launch of REMUNE, subject to the successful conclusion of the clinical trials and final approval of the product by the FDA. Third party reimbursement will need to be sought for the costs of related treatments from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. We have other partners to commercialize REMUNE for Southeast Asia and South and Central America.

IMMUNE-BASED THERAPIES FOR AUTOIMMUNE DISEASES

    BACKGROUND. Autoimmune disease results when the body's immune system begins to react against the body's own cells or organs. Several autoimmune disorders, including rheumatoid arthritis, psoriasis and multiple sclerosis, result from the proliferation of misdirected T cells that incorrectly identify and destroy the individual's own tissue. Autoimmune diseases may involve the targeting of any organ system by autoreactive T cells. Targets in the diseases for which we are developing products include the lining of the joints in rheumatoid arthritis, the skin in psoriasis and the white matter of the brain and spinal cord in multiple sclerosis.

    TECHNOLOGY. Our proprietary immune-based therapies under development for autoimmune diseases are designed to inhibit or downregulate the T cells that we believe cause the tissue damage. We are pursuing this approach for the treatment of rheumatoid arthritis, psoriasis and multiple sclerosis. Our products under development are T cell receptor peptide vaccines based on a combination of synthetic peptides from T cell receptors emulsified in IFA.

    BENEFITS OF OUR APPROACH. We believe that our approach to the treatment of autoimmune diseases may provide several advantages over existing therapies and competing approaches based on immune system regulation. In clinical studies, our immune-based therapies using T cell receptor peptides have demonstrated a lack of toxicity and clinically favorable results in patients. These results, combined with the ease of administration through infrequent intramuscular injections (one to three month intervals) and the potential for a long-lasting immunity, may provide an important addition or alternative to existing therapies.

RHEUMATOID ARTHRITIS

    BACKGROUND. Rheumatoid arthritis is a chronic inflammatory disease characterized by persistent inflammation of the lining of the joints accompanied by stiffness and pain or tenderness on motion. It is estimated that approximately 2.1 million individuals in the United States, and 1-2% of the worldwide population, suffer from rheumatoid arthritis, and up to $5.6 billion is spent annually worldwide on medications designed to treat the symptoms of this debilitating disease.

    EXISTING THERAPIES. There is currently no fully effective treatment for rheumatoid arthritis. Currently, management of rheumatoid arthritis requires early diagnosis and aggressive treatment before functional impairment and irreversible joint damage has occurred. Available therapies generally have adverse side effects.

    PRODUCT UNDER DEVELOPMENT. Our treatment being developed is designed to stimulate the immune system of a rheumatoid arthritis patient to control the T cells that are initiating the disease. We believe that eliminating or inhibiting these T cells may prevent further damage and complement existing therapies.

    HUMAN CLINICAL TRIALS. Based on results observed in an earlier Phase 2 clinical trial, a Phase 2b clinical trial was conducted to confirm and expand upon the clinical results from the earlier trial. The Phase 2b clinical trial included 340 individuals with rheumatoid arthritis and was conducted at 26 clinical sites over the course of 24 weeks. The results from this Phase 2b trial suggest a statistically significant treatment effect at one time point after the third injection. The ACR 20 criteria require an improvement in tender and swollen joint counts of at least 20% from baseline, along with improvement in three of five other disease-related criteria. The results from this study also confirmed that the treatments were safe and well tolerated.

PSORIASIS

    BACKGROUND. Psoriasis is a chronic and recurrent proliferative disease of the skin characterized by irritating and sometimes painful, defined red patches covered with silvery-white scales. A distinguishing feature of the disease is the rapid sloughing of skin layers. While normal skin cells mature in 28 to 30 days, skin cells of psoriasis patients move to the surface of the skin in approximately three to seven days. According to the National Psoriasis Foundation, psoriasis affects over 6 million Americans. Annual outpatient costs for treatment are currently estimated at up to $3 billion per year.

    EXISTING THERAPIES. Current treatments, which range from topical ointments to phototherapy, address the symptoms of psoriasis rather than the cause of the disease. Not all treatments work for every individual. These treatments often require individuals to experiment or combine therapies in order to discover the regimen that is most effective. Treatment success requires faithful compliance to the regimen and provides varying degrees of relief from the disease. Patients usually have to cycle in and out of these therapies to achieve any therapeutic benefit.

    PRODUCT UNDER DEVELOPMENT. We are developing a treatment designed to stimulate the immune system of a psoriasis patient to regulate the disease causing T cells. We believe that eliminating or inhibiting these T cells may alleviate the effects of this disease and complement existing therapies.

    HUMAN CLINICAL TRIALS. Based on results observed in an earlier Phase 2 clinical trial, a second Phase 2 clinical trial was conducted. This Phase 2 clinical trial involved 84 individuals with moderate to severe psoriasis and was designed to evaluate the safety and optimal dose of the therapy. We believe the results from this trial suggest that the groups that received intramuscular injections of T cell receptor peptides along with IFA showed clinical improvement according to standard clinical measurements scores when compared to all other treatment groups.

MULTIPLE SCLEROSIS

    BACKGROUND. Multiple sclerosis is a chronic disease of the central nervous system that affects the white matter of the brain and spinal cord. It is one of the most common causes of chronic neurologic disability in young adults. Multiple sclerosis afflicts approximately 350,000 individuals in the United States and more than 1 million individuals worldwide.

    EXISTING THERAPIES. The mechanism of action for currently approved therapies is not clearly understood. These therapies provide modest benefit for the patient and have many side effects.

    PRODUCT UNDER DEVELOPMENT. Our proprietary immune-based therapy under development for multiple sclerosis contains T cell receptor peptides specific for multiple sclerosis which were found in the cerebrospinal fluid of individuals afflicted with multiple sclerosis. We believe that our therapy will complement existing therapies.

    HUMAN CLINICAL TRIALS. Based on results from an earlier Phase 1 clinical trial, a second Phase 1 open label trial was conducted in patients whose spinal fluid was found to contain significant levels of T cells. Ten patients received multiple injections of our therapeutic peptide vaccine over 48 weeks. The results suggest that the T cell receptor therapeutic peptide vaccine was again safe and well tolerated, and generated strong immune responses in eight out of ten patients immunized. The patients remained clinically stable as measured by standard clinical measurements during the 48 week study.

IMMUNE-BASED THERAPIES FOR CANCER

    BACKGROUND. Cancer is characterized by the uncontrolled growth of abnormal cells that can spread from the anatomic site of origin. This growth is due to alterations or mutations in a cell's DNA that lead to production of tumor associated antigens that are not adequately recognized by the immune system. Cancer vaccines are intended to optimize the immune system's ability to recognize the antigens so that the immune system intensifies the attack on the cancer. Many cancers can be cured if they are detected early and treated promptly; others can be controlled for many years with a variety of treatment approaches.

    EXISTING THERAPIES. Surgery, radiation, chemotherapy, hormones and more recently, immunotherapy are most often used to treat cancer. Many of these treatments have significant and often severe side effects. Unfortunately, certain tumors are drug resistant from the beginning while others develop resistance with repeated treatments.

    TECHNOLOGY. We are focused on developing vaccines that will present tumor cells more effectively to the immune system. Our technology combines two different kinds of cell lines to make up the vaccine. One is a source of tumor antigens (tumor cell lines) and the other is a source of cytokine (genetically engineered skin or fibroblast cell line). The tumor cell lines are grown in the laboratory and not derived from individual patients--avoiding the need for patient-specific vaccines. The cytokine-producing fibroblast cell line allows production of a precise and consistent amount of cytokine--a

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
molecule that can intensify the immune response. The combination of these two cell types in the vaccine appears to be essential for inducing the immunity needed to enable the immune system to attack and eradicate the cancer.

    To further enhance the immune system to destroy the cancer, we are also developing complementary technology to provide cytokines, specifically GM-CSF, by constructing tumor cell lines which contain the cytokine anchored to the surface. Our goal is to combine these two platform technologies to develop cancer vaccines to treat colon, brain, and prostate cancers and melanoma.

COLON CANCER

    BACKGROUND. Colon cancer is the third most frequently diagnosed cancer in the U.S. with approximately 93,800 new cases and 47,700 deaths expected yearly. Most patients are identified early enough for surgical intervention with the intent to cure. However, recurrence of the cancer following surgery is a major problem for a significant number of these patients. In addition, more effective treatments are needed for patients with advanced disease at time of presentation.

    HUMAN CLINICAL TRIALS. Based on promising initial clinical findings from an earlier Phase 1 study, a second Phase 1 trial was designed to test a tumor cell line vaccine in patients with late-stage metastatic colon cancer. Three established colon tumor cell lines were combined with a fibroblast cell line genetically engineered to express the IL-2 cytokine. Patients received three administrations intradermally (under the skin) over a twelve-week period. The study is designed to measure levels of Cytotoxic T Lymphocytes (CTL's) which specifically recognize and kill both the vaccinating tumor cells and the patient's own tumor cells. This twelve patient trial will be completed during 2000.

BRAIN CANCER

    BACKGROUND. Each year, approximately 8,000 cases of high-grade gliomas are diagnosed in the United States, with the numbers increasing yearly in both adults and children. Prognosis for these patients is very poor. Surgical resections followed by either radiation or chemotherapy have done little to alter the fatality of this cancer. The mean life expectancy of patients with this type of brain tumor is only one year after initial diagnosis and only several months following recurrence. We believe that novel immune-based treatments could fill a need in treating these cancers.

    HUMAN CLINICAL TRIALS. We are conducting a Phase 1 trial of a potential new tumor vaccine designed to induce the patient's immune system to recognize and destroy tumor cells, thereby preventing or delaying the recurrence of certain high grade brain tumors. The study will enroll 12 patients who have just completed surgical resection and radiation treatment, currently the standard of care for newly diagnosed glioma patients. The trial will investigate our platform vaccine technology that utilizes a fibroblast cell line genetically modified to secrete the GM-CSF cytokine mixed with irradiated brain glioma cell lines. The three goals of the study are to evaluate the safety of multiple injections of this cell-line based vaccine, monitor the level of cellular and humoral immune responses induced by the vaccine against the tumor and examine the effects of immunizations on clinical progression of the disease.

MELANOMA

    According to the American Cancer Society, approximately 44,000 individuals in the United States were diagnosed with melanoma in 1999 and an estimated 7,300 deaths resulted from this disease. The major cause of melanoma is excessive exposure to the sun's ultraviolet rays. Despite good therapeutic effects by surgical intervention when detected early, there is no effective treatment for metastatic melanoma, and its five-year survival rate is only 5%. Characterization of many established melanoma cell lines has been completed, and those lines intended for clinical testing have been selected.

                                      S-28
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PROSTATE CANCER

    It is estimated that prostate cancer will be newly diagnosed in approximately 179,300 Americans this year, making it the most common cancer among men. Prostate cancer is the second leading cause of cancer deaths, 37,000 in 1999, and the sixth leading cause of death overall among American men. Our prostate cancer vaccine program is in the preclinical stages of development within the company.

GENE THERAPY

    We are developing a targeted non-viral delivery technology for gene therapy. Once inside the cell, the delivered plasmid DNA, or gene, is capable of performing its normal function, which is to encode for the production of a specific protein needed to alleviate a disease condition. Virtually any recombinant protein therapy currently being used could be transformed into a gene therapy. We believe non-viral delivery may have several advantages over current therapies including safety over viral delivery systems, lack of immunogenicity, manufacturability and cost.

HEMOPHILIA

    Hemophilia A, a hereditary blood clotting disorder, results from the dysfunction or absence of the Factor VIII protein. Approximately one of every 10,000 live male births worldwide results in a child afflicted with hemophilia A.

    In preclinical mouse models, our GeneDrug technology system has produced therapeutic concentrations of Factor VIII by delivering the gene that produces this protein. After delivery to the liver cells that normally produce this protein, the Factor VIII protein was expressed and secreted into the bloodstream at therapeutic levels on a continuous basis for several weeks. If successfully developed for humans, this product could potentially eliminate the need for daily injections of Factor VIII protein to control the regular bleeding episodes associated with hemophilia. In addition to gene delivery, we are focused on enhancing the ability of the gene to generate high levels of its corresponding protein once inside the cell. Recently, our scientists completed the synthesis of a new human Factor VIII gene that has increased potency and which contains organ-specific elements that only allow its expression in liver cells.

HEPATITIS

    Hepatitis B is a viral infection of the liver. As many as 1.25 million Americans are chronically infected with hepatitis B virus, or HBV, and there are up to 320,000 new cases of HBV infection each year. Hepatitis C virus, or HCV, was recently identified as the major cause of non-A/non-B hepatitis. As many as
3.9 million Americans are chronically infected with this virus and there are up to 36,000 new cases of HCV infection each year. Recombinant interferon-alpha (IFN-a) is currently approved for treatment of both HBV and HCV.

    Our GeneDrug system is designed to be an improvement over current interferon therapy by achieving continuous, low-level expression and secretion of the protein specifically in liver cells. In preclinical mouse models, the GeneDrug system has successfully achieved expression of interferon protein at therapeutic levels that persist for several months. If successfully developed, this could eliminate the need for numerous frequent injections of recombinant interferon protein by allowing patients to receive periodic injections of GeneDrug. We entered into a research collaboration in July 1998 with Schering to deliver their genes for IFN-a using our gene delivery technology for the treatment of hepatitis. Schering's obligation to fund under the collaboration expired in December 1999.

NEW GENE DISCOVERY

    We recently completed a series of biochip studies as part of a gene discovery effort in the gene therapy program. Gene expression monitoring using biochips was conducted in several biological models of central and peripheral nervous system growth, differentiation and trauma including spinal

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cord injury. More than 3,000 significant gene changes were categorized to a gene expression database being assembled for new drug targets and functional gene discovery. Gene expression, especially knowing what genes are up-regulated or down-regulated, is crucial to the understanding of gene function. Since genes are involved in biological processes, knowing gene function could lead to new drug discovery and supply our gene therapy program with new genes or proprietary gene products.

MANUFACTURING

    We have established a pilot manufacturing facility at our headquarters in Carlsbad, California for the production of the immune-based therapies. We expect these facilities to be adequate to supply limited clinical trial quantities for these products under development. Additional manufacturing capacity for autoimmune disease and cancer will be needed for commercial scale production, if these therapies are approved for commercial sale. For the manufacture of the autoimmune disease therapies under development, we obtain synthetic peptides from third party manufacturers. We believe that the synthetic peptides and other materials necessary to produce the autoimmune disease therapies are readily available from various sources, and several suppliers are capable of supplying the autoimmune disease peptides in both clinical and commercial quantities.

PATENTS

    REMUNE--HIV THERAPY. In 1993, we received a United States patent relating to REMUNE. In 1998 and 1999, additional patents were issued relating to certain products and methods. We have also received similar patents in Australia, certain European countries, Japan and Russia. We have additional patent applications relating to REMUNE on file in the United States, as well as in other countries. The patent applications cover, in part, certain products and/or methods of their use for the immunotherapeutic treatment of HIV-infected patients and/or preventive treatment of uninfected individuals. There can be no assurance that any additional HIV-related patents will be issued to us. Further, there can be no assurance that the issued patents, or any patent that may be issued in the future, will survive opposition or litigation or provide meaningful proprietary protection.

    AUTOIMMUNE DISEASES. During January 1994, the European Patent Office granted us a patent covering processes for vaccinating against diseases resulting from pathogenic responses by specific T cell populations. In March 1997, we were issued a patent covering this technology in the United States. In May 1994, the Australian Industrial Property Organization accepted a similar application from us. In November 1998 and January 1999, we were issued two additional United States patents directed to this technology. These patents include composition and/or method claims for the prevention or treatment of certain autoimmune diseases, such as rheumatoid arthritis and proliferative
T cell diseases. In December 1999, we obtained exclusive rights to the T cell receptor intellectual property of Connetics Corporation and XOMA, (US) LLC, creating a broader platform for the potential development of products to treat chronic connective tissue and autoimmune diseases such as rheumatoid arthritis, psoriasis and multiple sclerosis. We also have patents and patent applications relating to our autoimmune technology on file in the United States and other countries, including members of the European Patent Convention and Japan. These patent applications cover certain compositions and methods relating to the use of T cell receptor peptide sequences to vaccinate against autoreactive T cells involved in autoimmune disease. There can be no assurance that any further autoimmune disease patents will be issued to us or that any issued patents, or any patent that may be issued in the future, will survive opposition or litigation or provide meaningful proprietary protection. We are aware that AstraZeneca PLC has acquired the rights to a patent issued in Europe and other countries that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld after current opposition proceedings. We are in discussions with AstraZeneca PLC to resolve any conflict between AstraZeneca's and our patent. However, there can be no assurance that a cross license or other resolutions satisfactory to us will result. A failure to resolve this dispute in a manner favorable to us could have a material adverse effect on us. In March

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1998, we successfully defended our European patent with respect to our immune-based therapies for autoimmune disease technology that was under opposition; although this decision can be appealed, the patent is presently enforceable.

    CANCER PROGRAM. Technologies for genetically modifying fibroblasts with cytokine genes or for modifying tumor cells with genes to inhibit TGF-b production has been exclusively licensed to us from Sidney Kimmel Cancer Center
(SKCC). SKCC has issued patents and has applied for patent protection in the United States and Europe related to the technologies licensed exclusively to us. There can be no assurance that the issued patents, or any patent that may be issued in the future, will survive opposition or provide meaningful proprietary protection. In April 1999 we received a patent for Membrane-Bound Cytokine Compositions Comprising GM-CSF (granulocyte-macrophage colony stimulating factor) and Methods of Modulating an Immune Response Using Same. We have licensed exclusive rights to the technologies for inhibiting TGF-b via expressed antisense for lung cancer and licensed exclusive rights to the IL3 radiosensitization in several cancers, including prostate cancer but excluding colon cancer. There can be no assurance that the issued patents, or any patent that may be issued in the future, will survive opposition or provide meaningful proprietary protection.

    GENE THERAPY. In November 1992, we obtained an exclusive license to a United States patent, received by the University of Connecticut, covering our core gene delivery system technology, including methods and compositions for delivering DNA to the liver via receptors on the surface of liver cells. In addition, during 1997 and 1999, two related United States patents issued, extending our gene delivery protection to include the delivery of any polynucleotide to any mammalian cell via any internalizing cell surface receptor. Thus, our patent protection in the United States is no longer limited to the delivery of genes to the liver. In 1998, a corresponding Japanese patent application also issued, covering the delivery of any polynucleotide to mammalian cells via non-protein synthetic liver-specific ligands.

    We also license and own a number of issued United States and foreign patents covering the delivery of specific genes and polynucleotides to cells using our proprietary technology, as well as formulations tailored for such delivery. For example, we own and license United States and foreign patents covering the targeted delivery of antisense polynucleotides, for example, to cells to treat Hepatitis B infection. We also own a United States patent covering the targeted delivery of a gene encoding interferon to liver cells. We also license an allowed European patent application covering the targeted delivery of genes encoding secretory proteins, including blood coagulation factors, to cells (e.g. to treat hemophilia). We continue to file patent applications covering novel genes, formulations, and other aspects of our proprietary gene delivery technology that we develop.

    We are presently seeking to obtain licenses for certain genes from several different third parties. There can be no assurance that we will be able to obtain such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, we might be prevented from using certain of our technologies. The failure to obtain a license required to continue using our technologies could have a material adverse effect on us.

    There can be no assurance that any additional gene therapy patents will be issued to us. Further, there can no assurance that the issued patents, or any patent that may be issued in the future, will survive opposition or provide meaningful proprietary protection.

COMPETITION

    HIV. We are engaged in segments of the biopharmaceutical industry, including the treatment of HIV, that are intensely competitive and rapidly changing. If successfully developed and approved, the product candidates that we are currently developing will compete with numerous existing therapies. For example, there are at least 11 drugs currently approved for the treatment of HIV. In addition, a number of companies are pursuing the development of novel pharmaceutical products that target the same diseases that we are targeting, and some companies, including several multinational pharmaceutical companies, are simultaneously marketing several different drugs and may therefore be able to market their own combination drug therapies. We believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV.

    Although we believe that there is a significant future market for therapeutics to treat HIV and other viral diseases, we anticipate that even if we successfully develop REMUNE and REMUNE is approved for marketing, it will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors, including Glaxo Wellcome, plc, Merck & Co. and Abbott Laboratories, will not be more effective, or more effectively marketed and sold, than REMUNE, should it be successfully developed and receive regulatory approval, or any other therapeutic for HIV that may be developed by us. Competitive products or the development by others of a cure or new treatment methods may render our technologies and products and compounds obsolete, noncompetitive or uneconomical prior to the our recovery of development or commercialization expenses incurred with respect to any such technologies or products or compounds. Many of our competitors have significantly greater financial, technical and human resources than us and may be better equipped to develop, manufacture, sell, market and distribute products. In addition, many of these companies have extensive experience in preclinical testing and clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. Many of these competitors also have products for use individually or in combination therapy that have been approved or are in late-stage development and operate large, well-funded research and development programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

    New developments in areas in which we are conducting our research and development are expected to continue at a rapid pace in both industry and academia. If our product candidates and compounds are successfully developed and approved, we will face competition based on the safety and effectiveness of our products and compounds, the timing and scope of regulatory approvals, availability of manufacturing, sales, marketing and distribution capabilities, reimbursement coverage, price and patent position. There can be no assurance that our competitors will not develop more effective or more affordable technology or products, or achieve earlier patent protection, product development or product commercialization than us. Accordingly, our competitors may succeed in commercializing products more rapidly or effectively than us, which could have a material adverse effect on our business, financial condition and results of operations.

    TREATMENTS FOR AUTOIMMUNE DISEASE. A number of technologies being developed to treat autoimmune diseases including several existing and emerging technologies related to immune system regulation, if successfully developed, could compete with our autoimmune disease treatments under development. We believe that our principal competition in the autoimmune disease area will come from companies conducting research in the areas of T cell receptors, interaction between T cells and the target antigen and tissue, specific targeting of activated T cell populations, and mechanisms of tolerance. Scientific reports on T cell receptor research have also discussed approaches similar to ours. Our autoimmune product candidates are designed to be complementary to currently available treatments and we believe that they may be complementary to future treatments which are not immune based.

    TREATMENTS FOR CANCER. New cancer therapies are being developed by a number of individual investigators and companies. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. There can be no assurance that competitors have not or will not succeed in developing technologies and products more quickly or that are more effective than any which have been or are being developed by us or which would render our technology and products obsolete and noncompetitive.

    GENE THERAPY. We believe that competition in the treatment of the diseases targeted by our gene therapy program will be of two types: chronic treatment with pharmaceutical products; and other gene therapy systems under development for insertion of the correct gene. There currently exist a number of approved therapies for treatment of hemophilia, and hepatitis B and C. Both purified and recombinant forms of Factor VIII have been approved by the FDA for treatment of hemophilia and are effective in stopping bleeding episodes. Interferon alpha-2b is currently approved for treatment of chronic hepatitis B and C. Other interferons are being tested for the treatment of hepatitis B and C. In addition to interferons, a variety of nucleoside analogs, including 3TC, have been tested for treatment of chronic hepatitis B.

    Several major pharmaceutical companies are investigating gene therapy treatments for the delivery of proteins to treat these diseases. If these prove effective, they may compete with our gene delivery therapies. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. There can be no assurance that competitors have not or will not succeed in developing technologies and products more quickly or that are more effective than any which have been or are being developed by us or which would render our technology and products obsolete and noncompetitive.

GOVERNMENT REGULATION

    Clinical testing, manufacture, promotion and sale of our drug products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. We believe that REMUNE and most of our other potential immune-based therapies will be regulated by the FDA as biological drug products under current regulations of the FDA. Biological products must be shown to be safe, pure and potent (i.e., effective) and are subject to the same regulatory requirements as nonbiological products under the Food and Drug Administration Act, or FDA Act, as amended by the Food and Drug Administration Modernization Act of 1997, or FDA Modernization Act, except that a biological product licensed under the Public Health Service Act, or PHS Act, is not required to have an approved New Drug Application, or NDA, under the Federal Food, Drug and Cosmetic Act, or FDC Act. The FDA Modernization Act directed the FDA to take measures to minimize the differences in the review and approval of marketing applications for biological and nonbiological products. The FDA Modernization Act also made significant revisions to the statutory requirements with regard to the approval of new biologics and nonbiological products. Among other things, the FDA Modernization Act established a new statutory program for the approval of fast track drugs, streamlined clinical research, and revised the content of product approval applications and the FDA review process. The FDA is required to issue regulations and guidelines in order to implement certain of these new requirements. Until the FDA fully implements these regulations and guidelines, we cannot determine the likely impact of the FDA Modernization Act on the review and approval of any marketing applications that we may submit to the FDA in the future. The FDC Act, the PHS Act and other federal and state statutes and regulations govern or influence the testing, manufacture, safety, effectiveness, labeling, storage, recordkeeping, approval, advertising, distribution and promotion of biological prescription drug products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

    The steps required before a biological drug product may be marketed in the United States generally include preclinical studies and the filing of an Investigational New Drug, or IND, application with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence. Reports of results of preclinical studies and clinical trials for biological drug products are submitted to the FDA in the form of a Biologics License Application, or the BLA, for approval for marketing and commercial shipment. Submission of a BLA does not assure FDA approval for marketing. The BLA review process may take a number of years to complete, although reviews of applications for treatments of AIDS, cancer and other life-threatening diseases may be accelerated or expedited. Failure to receive FDA marketing approval for REMUNE or any of our other products under development on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

    In the past, in addition to obtaining approval for each biological drug product, an Establishment License Application, or ELA, usually was required to be filed and approved by the FDA. However, the FDA Modernization Act repealed the statutory requirement for an ELA for a biological product. Now only a single BLA covering both the biological product and the facility in which the product is manufactured is required. The FDA also has been directed by the FDA Modernization Act to take measures to minimize the differences in the review and approval of biological drugs required to have approved BLAs under the PHS Act and nonbiological drugs required to have approved NDAs under the FDC Act.

    Among the other requirements for BLA approval is the requirement that prospective manufacturers conform to the Good Manufacturing Practices, or GMP, regulations specifically for biological drugs, as well as for other drugs. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects biological drug product manufacturing facilities in order to assure compliance with applicable GMP requirements. Failure to comply with the GMP regulations subjects the manufacturer to possible FDA regulatory action, such as the suspension of manufacturing, product recall or seizure, injunction and criminal prosecution. There can be no assurance that we or our contract manufacturers, if any, will be able to maintain compliance with the GMP regulations on a continuing basis. Failure to maintain such compliance could have a material adverse effect on our business, financial condition and results of operations.

    We believe our proprietary GeneDrug and cancer treatment therapies also will likely be regulated as biological products. This is because our gene products are subject to the FDA's industry guidance for Human Somatic Cell Therapy and Gene Therapy, which was issued by the FDA in March 1998 (the "1998 Guidance"), as well as earlier FDA notices on this subject. The 1998 Guidance confirms that gene therapy products will be regulated by the FDA as biological products subject to biological product licensure requirements. In addition, the 1998 Guidance describes FDA concerns regarding production, quality control testing, and the administration of recombinant vectors for gene therapy. No assurance exists that we or our suppliers can successfully address all of the concerns of the 1998 Guidance with respect to gene therapy products. In addition, since issuance of the 1998 Guidance there have been developments relating to adverse patient reactions in gene therapy trials that have led to increased FDA scrutiny of all gene therapy research. No assurance exists that we can successfully respond to the more rigorous requirements prompted by that scrutiny. As with our other potential products, the gene therapy products will be subject to extensive FDA regulation throughout the product development process, and there can be no assurance that any of these products will be successful at securing the requisite FDA marketing approval on a timely basis, if at all.

    The preclinical and clinical testing process to obtain FDA approval of a biological drug is expensive and time consuming. Preclinical studies are conducted in animals usually to evaluate the potential safety of a product. The results of preclinical studies are submitted to the FDA as part of the IND application, which must become effective pursuant to FDA regulations before human clinical trials may begin. Human clinical trials typically are conducted in three phases and are subject to detailed protocols. Each protocol indicating how the clinical trial will be conducted must usually be submitted for review to the FDA as part of the IND application. The FDA's review of a trial protocol does not necessarily mean that, if the trial is completed, it will constitute proof of safety or efficacy (including potency). Further, each clinical trial must be conducted under the auspices of an independent Institutional Review Board, or IRB, established pursuant to FDA regulations. The IRB considers, among other things, ethical concerns, informed consent requirements and the possible liability of the institution conducting the trials. The FDA or IRB may require changes in a protocol both prior to and after the commencement of a clinical trial. There is no assurance that the IRB or FDA will permit a trial to go forward or, once started, to be completed.

    The three phases of clinical trials are generally conducted sequentially, but they may overlap. In Phase 1, the initial introduction of the drug into humans, the drug is tested for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Phase 1 testing for an indication typically takes at least one year to complete. Phase 2 involves controlled tests in a large but still limited patient population to determine the preliminary effectiveness of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase 2 trials typically take at least from one and one-half to two and one-half years to complete. If preliminary evidence suggesting effectiveness has been obtained during Phase 2 evaluations, expanded Phase 3 trials are undertaken to gather the additional information about safety and effectiveness that is needed to evaluate the overall benefit-risk relationship of the product and to provide an adequate basis for physician labeling. Phase 3 trials for an indication generally take from two and one-half to five years to complete. There can be no assurance that Phase 1, Phase 2 or Phase 3 testing will be completed successfully within any specified time period, if at all, with respect to any of our products that have not completed any such testing. Nor can there be any assurance that completion of clinical testing will result in FDA approval. Furthermore, the FDA may suspend clinical trials at any time if the patients are believed to be exposed to a significant health risk.

    The FDA Modernization Act amended the FDC Act to streamline clinical research on biological and nonbiological drugs. Under the new law, a clinical investigation may begin 30 days after the FDA receives an IND application containing information about the drug and clinical investigation that includes:

    - information about the design of the investigation and adequate reports of basic information, certified by the applicant, necessary to assess the drug's safety in a clinical trial

    - adequate information on the chemistry and manufacturing of the drug, controls available for the drug and primary data tabulations from animal or human studies.

    The FDA is authorized to halt a clinical study at any time by issuing a clinical hold, confirmed in writing, prohibiting the sponsor from conducting the investigation. The clinical hold may be issued based on the FDA's determination that the drug presents an unreasonable risk to the safety of the research subjects, taking into account the qualifications of the investigators, information about the drug, the design of the clinical investigation, the conditions for which the drug is to be investigated, and the health status of the subjects. Clinical holds also may be imposed by the FDA for other reasons, as established by regulations. The new law, however, largely codifies current regulations albeit with several significant changes. First, it potentially reduces the amount of data required to be submitted as part of an IND (most importantly by sanctioning the use of "primary data tabulations from animal and human studies" rather than full reports from such studies). Second, it codifies the procedural safeguards for issuance of clinical holds and strengthens certain rights of the manufacturer, including the right to obtain a written decision from the FDA regarding the removal of a clinical hold within 30 days of a written request from the IND sponsor.

    Under the FDA's current IND regulations, a number of procedures are available to expedite approval or to allow expanded access to investigational drugs. Certain investigational drugs, including products for the treatment of AIDS, can be distributed outside of traditional IND requirements on a "treatment" basis. Generally, the FDA may permit an investigational drug, including an investigational biological drug, to be used for "treatment" of patients outside of controlled clinical trials, if:

    - the drug is intended to treat a serious or immediately life-threatening disease;

    - there is no comparable or satisfactory alternative drug or other therapy available to treat that stage of the disease in the intended patient population;

    - the drug is under investigation in a controlled clinical trial, or all clinical trials have been completed; and

    - the sponsor of the controlled clinical trial is actively pursuing marketing approval of the investigational drug with due diligence.

    Although the FDA has granted expanded access to REMUNE for those patients who are ineligible to enroll in the Phase 3 clinical endpoint trial, the FDA has to date not designated expanded access protocols for REMUNE as "treatment" protocols. Either expanded access or a treatment protocol designation might permit third party reimbursement of some of the costs associated with making REMUNE available to patients in such an expanded access context. There can be no assurance that the FDA will determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use or that, even if the product is allowed for treatment use, that third party payers will provide reimbursement for any of the costs of REMUNE treatment. The FDA Modernization Act also amended the FDC Act to permit expanded access to individuals and larger groups to unapproved new therapeutic and diagnostic products. Although it largely codified existing FDA regulations in this area, it expands access to all investigational therapies. First, it allows the FDA to authorize the emergency shipment of investigational new drugs for the diagnosis, monitoring, or treatment of a serious disease or condition. Second, it permits any person, through a licensed physician, to request and obtain from a manufacturer or distributor an investigational drug for the diagnosis, monitoring, or treatment of a serious disease or condition if the following conditions are met:

    - a comparable or satisfactory alternative therapy is not available;

    - there is sufficient evidence of the drug's safety and effectiveness to permit such use;

    - the use will not interfere with the conduct of clinical investigations to support marketing approval; and

    - a clinical protocol is submitted to the FDA describing the use of the investigational drug in a single patient or small group of patients.

    The law also authorizes expanded patient access to investigational drugs under a treatment IND application.

    The FDA also has issued regulations to accelerate the approval of or to expedite the review of new biological drug products for serious or life-threatening illnesses that provide meaningful therapeutic benefit to patients over existing treatments (E.G., the ability to treat patients unresponsive to, or intolerant of, available therapy, or improved patient response over available therapy). Under the accelerated approval program, the FDA may grant marketing approval for a biological or nonbiological drug product earlier than would normally be the case, based on an effect on a surrogate endpoint or a clinical endpoint other than survival. Under the program, the sponsor must agree to conduct postmarketing studies to verify and describe the clinical benefits of the product. In addition to the accelerated approval process, the FDA has established procedures designed to expedite the development, evaluation and marketing of new therapies intended to treat persons with life-threatening and severely debilitating illnesses, especially when no satisfactory alternative therapy exists. The term "life-threatening" is defined by the FDA to mean: (1) disease or conditions where the likelihood of death is high unless the course of the disease is interrupted and (2) diseases or conditions with potentially fatal outcomes, where the endpoint of clinical trial analysis is survival. "Severely debilitating" is defined by the FDA to mean diseases or conditions that cause major irreversible morbidity. As a condition of approval, the FDA may require the sponsor to conduct certain postmarketing studies to delineate additional information about the drug's risks, benefits and optimal use. The FDA Modernization Act established a new statutory program for the approval of fast track drugs, including biological products. Fast track drugs are defined as new drugs or biological products intended for the treatment of serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs for such conditions. Under the fast track program, a request for designation may be submitted concurrently with, or any time after, submission of an IND application. If a product meets the statutory criteria, the FDA is required to designate the product as a fast track drug within 60 days of the request for designation. A BLA or NDA for a fast track drug may be approved by the FDA upon a determination that the drug has an effect on a clinical endpoint or a surrogate endpoint that is reasonably likely to predict clinical benefits. The FDA can condition approval of a fast track drug upon a requirement to conduct post-approval studies and submit copies of promotional materials to the FDA prior to dissemination. The law also provides procedures for the expedited withdrawal of marketing approval of a fast track. There can be no assurance that the FDA will consider REMUNE, or any other of our products under development, to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

    Since 1992, non-biological and biological drugs have been subject to the Prescription Drug User Fee Act of 1992, or PDUFA. PDUFA requires that companies submitting marketing applications for such products pay fees in connection with review of the applications. In return, the FDA has committed to reviewing a certain percentage of the applications within certain timeframes. For example, in its Fiscal Year 1999 Report to Congress on PDUFA, the FDA reported that 98% of all original premarketing applications for biological and nonbiological drugs received in Fiscal Year 1999 were reviewed within 12 months of the application submission date. The FDA's PDUFA performance goal in Fiscal Year 1999 was to complete 90% of such applications within 12 months of the submission date. Although PDUFA was scheduled to expire on September 30, 1997, the Food and Drug Administration Modernization Act of 1997 reauthorized PDUFA for five years (i.e., until September 30, 2002). The FDA has committed for Fiscal Year 2000 to reaching approval, disapproval or additional-data-required decisions on 90% of standard original NDAs and to act on 50% of those submissions within ten months. The FDA has also agreed to act on 90% of BLAs filed during fiscal year 2000 within 12 months of receipt of the marketing application and to review and act on 90% of priority original NDAs and BLAs (i.e., applications offering significant advances over existing treatments) within six months of receipt. There can be no assurance, however, that any BLA we submit to the FDA for any of our biological products will be reviewed and acted upon within the timeframes set out above. We also are subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Regulations concerning biotechnology may affect our research and development programs. Furthermore, existing or additional government regulations may be applied that could prevent or delay regulatory approval of our products, or affect the pricing or distribution of such products.

    We also are subject to foreign regulatory requirements governing human clinical trials and pharmaceutical sales that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country and the time required may be longer or shorter than that required in the United States. We may seek to use foreign marketing partners to assist in obtaining foreign regulatory approval for REMUNE and other products.

EMPLOYEES

    As of June 30, 2000, we had 116 full-time employees, of whom 14 hold Ph.D. or other advanced degrees. Of these employees, 90 are engaged in, or directly support, research and development. A significant number of our management and professional employees have had prior experience with pharmaceutical and biotechnology companies. None of our employees are covered by a collective bargaining agreement.

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
                                   MANAGEMENT

    Our executive officers, directors and key employees are as follows:

NAME                            AGE                              POSITION
----                          --------   --------------------------------------------------------
Dennis J. Carlo, Ph.D.......     56      President, Chief Executive Officer and Director

Howard Sampson..............     50      Vice President, Finance, Chief Financial Officer,
                                         Treasurer and Secretary

Creighton W. Lawhead........     54      Vice President, Head of Commercial Affairs and Investor
                                           Relations

Robert Z. Maigetter, Ph.         55      Vice President, Manufacturing
  D.........................

Fred C. Jensen, D.V.M.......     74      Vice President, Virology Research and Development

Ronald B. Moss, M.D.........     40      Vice President, Medical and Scientific Affairs

James B. Glavin.............     65      Chairman of the Board of Directors

Kevin B. Kimberlin(1)(2)....     47      Director

Melvin Perelman, Ph.D.(1)...     69      Director

William M. Sullivan(1)......     65      Director

Philip M. Young(2)..........     60      Director

------------------------

(1) Member of Compensation Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

    DENNIS J. CARLO, PH.D., a co-founder of The Immune Response Corporation, has been our President and Chief Executive Officer since September 1994, and our Chief Scientific Officer since September 1998. Dr. Carlo also served as our Chief Operating Officer from April 1987 to September 1994 and our Executive Vice President from October 1987 to September 1994. Dr. Carlo has been our Assistant Corporate Secretary and a director since 1987. From January 1982 to May 1987, Dr. Carlo was Vice President of Research and Development and Vice President of Therapeutic Manufacturing at Hybritech Incorporated, a biotechnology company that was acquired by Eli Lilly & Company ("Eli Lilly"), a pharmaceutical company, in 1986. From 1971 to 1981, Dr. Carlo held various positions at Merck & Co., Inc., including Director of Development and Basic Cellular Immunology and Director of Bacterial Vaccines and Immunology. Dr. Carlo is also a director of AVANIR Pharmaceuticals. Dr. Carlo has authored or co-authored over 100 articles and abstracts in the field of immunology. Dr. Carlo received his Ph.D., M.S. and B.S. from Ohio State University.

    HOWARD SAMPSON has been our Vice President, Finance, Chief Financial Officer and Treasurer since May 1999. Mr. Sampson was our Controller from April 1999 to May 1999. From 1996 to 1999 Mr. Sampson provided executive level financial consulting services for various biomedical companies. From 1991 to 1996
Mr. Sampson was Chief Financial Officer of Genta Incorporated. Mr. Sampson received his B.S. from San Diego State University and is a C.P.A. in the state of California.

    CREIGHTON W. LAWHEAD has served as our Vice President, Head of Commercial Affairs and Investor Relations since 1994. Previously, Mr. Lawhead held positions with Hybritech, Inc., American Home Products, Boehringer Mannheim and Corning, Inc. Mr. Lawhead received his M.B.A. from the University of Massachusetts and his B.S. from North Adams State College.

    ROBERT Z. MAIGETTER, PH. D. has served as our Vice President, Manufacturing since 1995. Previously, Dr. Maigetter held various positions with Merck & Co. Dr. Maigetter received his Ph.D., M.S. and B.S.

in microbiology from Ohio State University, completed his postdoctorate work in immunology at Chicago Medical School and received his ExMSE from the University of Pennsylvania.

    FRED C. JENSEN, D.V.M. joined us as Vice President, Virology Research and Development in 1988. Previously, Dr. Jensen held positions with Cytotech, Inc., Scripps Clinic and Research Foundations, Wistar Institute and Microbiological Associates. Dr. Jensen received his D.V.M. from the University of BRNO, School of Veterinary Medicine in Czechoslovakia.

    RONALD B. MOSS, M.D. has been our Vice President, Medical and Scientific Affairs since January 2000. Dr. Moss was our Director of Medical and Scientific Affairs from December 1993 to January 2000. Dr. Moss did his residency in pediatrics at the State University of New York at Stony Brook. He completed a fellowship in allergy and clinical immunology at the National Institutes of Health. He is board certified in both pediatrics and adult and pediatric allergy and immunology. Dr. Moss is an Assistant Clinical Professor at UCSD School of Medicine and is Chief of the Allergy/Clinical Immunology Clinic at Mercy/Scripps Hospital.

    JAMES B. GLAVIN has been the Chairman of our Board of Directors since May 1993 and was Chief Executive Officer from April 1987 to September 1994.
Mr. Glavin served as our President from October 1987 to September 1994, and our Treasurer from April 1987 to May 1991. Mr. Glavin previously served as Chairman of the Board of Directors of Smith Laboratories, Inc., a medical products company, from September 1985 to May 1990 and as Acting President and Chief Executive Officer of that company from September 1985 to August 1989.
Mr. Glavin currently serves as a director of Inhale Therapeutic Systems, Inc., AVANIR Pharmaceuticals and the Meridian Fund.

    KEVIN B. KIMBERLIN, a co-founder of The Immune Response Corporation, has been one of our directors since 1986 and was our Secretary from November 1986 to September 1989. Mr. Kimberlin has been a Chairman of the Board of Spencer
Trask & Co., a venture capital company, since 1991. He was a co-founder of Myriad Genetics, Inc., the first human genome company, Ciena Corporation, the first photonics company, and the General Partner of Next Level Communications, a leading broadband equipment company from January 1998 until its IPO in November 1999.

    MELVIN PERELMAN, PH.D., has been one of our directors since 1996.
Dr. Perelman was an Executive Vice President of Eli Lilly & Company and was President of The Lilly Research Laboratories from 1986 to 1993. Dr. Perelman was also a director of Eli Lilly & Company from 1976 to 1993 and currently serves as a director of Inhale Therapeutic Systems Inc. and Cinergy Corporation.

    WILLIAM M. SULLIVAN has been one of our directors since 1987. Mr. Sullivan was the Chairman of our Board of Directors from March 1987 to May 1993.
Mr. Sullivan was the Chairman of the Board of Sparta Pharmaceuticals, Inc. from October 1991 to March 1998 and President and Chief Executive Officer from October 1991 to March 1996. He previously served as Chairman of the Board, President and Chief Executive Officer of Burroughs Wellcome Co., a pharmaceutical company, from December 1981 to January 1986. Mr. Sullivan currently serves as a Director of BioVentures, Inc. and Research Corporation Technologies.

    PHILIP M. YOUNG has been one of our directors since 1987. Mr. Young has been a General Partner of U.S. Venture Partners, a venture capital company, since April 1990. Mr. Young currently serves as a Director of Vical Incorporated, Zoran Corporation and several privately held companies.

                       STOCK OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of April 5, 2000 as to shares of common stock beneficially owned by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock,
(ii) each of our directors and nominees for director, (iii) each of our current executive officers and (iv) our directors and current executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished, or filed with the Securities and Exchange Commission, by the respective individuals or entities, as the case may be.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                          ----------------------
                                                          NUMBER OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       SHARES       CLASS
------------------------------------                      ---------   ----------
Capital Guardian Trust Company(l) ......................  1,358,600       5.0
  333 South Hope Street
  Los Angeles, CA 90071

Dennis J. Carlo(2)(3) ..................................    898,627       3.2

James B. Glavin(4) .....................................    335,075       1.2

Kevin B. Kimberlin(5)(6)(7) ............................  2,162,230       7.9

Philip M. Young(8)(9) ..................................    121,756         *

William M. Sullivan(10) ................................    107,131         *

Melvin Perelman(11) ....................................     44,668         *

Howard Sampson(12) .....................................     50,167         *

All executive officers and directors as a group
  (7 persons)(13) ......................................  3,805,674      13.0

------------------------

  *  Less than one percent.

 (1) Based on its Schedule 13G filed February 14, 2000, Capital Guardian Trust Company ("CGTC") reported the beneficial ownership of 1,358,600 shares of Common Stock. The Schedule 13G states that CGTC has sole power to vote or direct the vote of 1,358,600 of such shares and sole power to dispose or direct the disposition of all 1,358,600 shares.

 (2) Includes 16,651 shares held in trust for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power and includes as outstanding 511,001 shares which Dr. Carlo may acquire within 60 days after April 5, 2000 pursuant to the exercise of options. Includes as outstanding 5,578 shares which Dr. Carlo's wife may acquire within 60 days after April 5, 2000.

 (3) Does not include 256,410 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by us if the stock trades at $28 or greater for 45 consecutive days.

 (4) Includes as outstanding 315,918 shares which Mr. Glavin may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (5) Includes as outstanding 88,443 shares which Mr. Kimberlin may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (6) Includes 16,000 shares held by a trust as to which Mr. Kimberlin is trustee and over which he has sole voting and investment power. Also includes 35,000 shares owned by Mr. Kimberlin's wife, as to which he disclaims beneficial ownership.

 (7) Does not include 1,794,871 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by us if the stock trades at $28 or greater for 45 consecutive days.

 (8) Includes as outstanding 88,456 shares which Mr. Young may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (9) Includes 2,000 shares held by Mr. Young as custodian for certain members of his family, as to which Mr. Young has sole voting and investment power and as to which Mr. Young disclaims beneficial ownership.

 (10) Includes as outstanding 88,431 shares which Mr. Sullivan may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (11) Includes as outstanding 44,668 shares which Dr. Perelman may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (12) Includes as outstanding 50,167 shares which Mr. Sampson may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

 (13) Includes as outstanding an aggregate of 1,192,662 shares which may be acquired within 60 days after April 5, 2000 pursuant to the exercise of options. Also, includes 18,651 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our certificate of incorporation authorizes the issuance of 65,000,000 shares of common stock, $0.0025 par value, and authorizes the issuance of 5,000,000 shares of preferred stock, $.001 par value, of which 400 shares have been designated Series F Convertible Preferred Stock, 20,000 shares have been designated Series E Participating Preferred Stock and 4,979,600 shares are undesignated. From time to time, our board of directors may establish the rights and preferences of the undesignated preferred stock. As of April 28, 2000, 27,367,878 shares of common stock were issued and outstanding and held by approximately 834 stockholders.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Price Range of Common Stock and Dividend Policy." In the event of a liquidation, dissolution or winding up of The Immune Response Corporation, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

    Pursuant to a Common Stock Purchase Agreement dated as of June 11, 1998 by and between Agouron Pharmaceuticals, Inc. and us, we are obligated to register 1,317,609 shares of our common stock which are held by Agouron Pharmaceuticals, Inc.

PREFERRED STOCK

SERIES F CONVERTIBLE PREFERRED STOCK

    We have authorized 400 shares of Series F Stock, of which 200 shares are currently issued and issued and outstanding. Holders of Series F Stock are entitled to dividends at a rate of 7.5% per annum, payable in shares of our common stock or, at our option, in cash. Such holders are also entitled to convert their shares of Series F Stock into common stock at a specified conversion rate determined by reference to the trading range of our common stock. Additionally, we are entitled to require that all shares of Series F Stock be converted into common stock provided that certain conditions are met.

SERIES E PARTICIPATING PREFERRED STOCK

    We have authorized 20,000 shares of Series E Participating Preferred Stock none of which are currently issued and issued and outstanding.

    We have a stockholder rights plan that provides for the distribution of a preferred stock purchase right as a dividend for each share of our common stock of record held at the close of business on March 12, 1992, as well as all future stock issuances. Under certain conditions involving an acquisition by any person or group of 15% or more of the common stock, the rights permit the holders (other than the 15% holder) to purchase our common stock at a 50% discount upon payment of an exercise price of $150 per right. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquiror at a 50% discount. Under certain conditions, the rights may be redeemed by our Board of Directors in whole, but not in part, at a price of $.01 per right. The rights have no voting privileges and are attached to and automatically trade with our common stock. The rights expire February 26, 2002.

    The Series E Stock purchasable upon exercise of the rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such stock). Each share of Series E Stock will have a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of common stock, but in no event less than $100.00. In the event of liquidation, the holders of shares of Series E Stock will receive a preferred liquidation payment equal to the greater of $1,000.00 or 1,000 times the payment made per each share of common stock. Each share of Series E Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series E Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Series E Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Fractional shares of Series E Stock will be issuable; however, (i) the Company may elect to distribute depositary receipts in lieu of such fractional shares and (ii) in lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Series E Stock on the last trading date prior to the date of exercise.

UNDESIGNATED PREFERRED STOCK

    Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock,

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of The Immune Response Corporation without further action by the stockholders.

    Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

TRANSFER AGENT

    The transfer agent for our stock is Computershare Investor Services, LLC.

                                  UNDERWRITING

    First Security Van Kasper and Gruntal & Co., L.L.C. have severally agreed, subject to the terms and conditions in the underwriting agreement, by and among us and the underwriters, to purchase from us the number of shares of common stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
First Security Van Kasper...................................     1,200,000
Gruntal & Co., L.L.C........................................     1,200,000
                                                                 ---------
    Total...................................................     2,400,000
                                                                 =========

    The underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus supplement. The underwriters may allow selected
dealers a concession of not more than $      per share; and the underwriters may
allow, and such dealers may reallow, a concession of not more than $      per
share to certain other dealers. This offering price and other selling terms maybe changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    We have granted the underwriters an over-allotment option, exercisable up to 30 days from the date of this prospectus supplement, to purchase up to a maximum of 360,000 additional shares of common stock to cover over-allotments made in connection with this offering, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise this over-allotment option, each of the underwriters will be committed, subject to conditions similar to those described above, to purchase additional shares in approximately the same proportion as set forth in the above table.

    The following table summarizes the compensation to be paid by us to the underwriters.

                                                      NO EXERCISE OF   FULL EXERCISE OF
                                          PER SHARE   OVER-ALLOTMENT    OVER-ALLOTMENT
                                          ---------   --------------   ----------------
Underwriting discounts and
  commissions...........................

    We estimate that total expenses, excluding underwriting discounts and
commissions, of this offering will be approximately $         .

    Upon the closing of this offering we have agreed to pay to the underwriters a non-accountable expense allowance equal to one percent of the initial offering price to the public of the shares of common stock sold in this offering (including any shares sold upon the exercise of the underwriters' over-allotment option).

    The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make in respect thereof.

    Our officers and directors have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not offer, sell, or otherwise dispose of any common stock owned by them without the prior written consent of First Security Van Kasper. They need not obtain consent, however, for bona fide gifts or transfers of common stock to immediate family members or to a trust for their benefit or the benefit of an immediate family member. We have also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities for a period of

90 days after the date of this prospectus supplement without the prior written consent of First Security Van Kasper, except that, generally, no consent is required with respect to securities we issue in connection with acquisitions and for grants and exercises of stock options, upon exercise or conversion of presently outstanding warrants and convertible securities and under our existing employee compensation plans. In evaluating any request for a waiver of the 90-day lock-up period, First Security Van Kasper currently intends to consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for our common stock, the number of shares subject to the request and, with respect to any request that we may make to issue additional equity securities, the purpose of an issuance.

    In connection with this offering, certain underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Regulation M under the Securities and Exchange Act of 1934, pursuant to which these persons may bid for or purchase our common stock for the purpose of stabilizing its market price, including during the business day prior to the pricing of the offering and before the commencement of offers or sales of the common stock offered hereby. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers' bid, however, its bid must then be lowered when certain purchase limits are exceeded. In addition, the underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with this offering than they are committed to purchase from us and, in that case, may purchase common stock in the open market following completion of this offering to cover all or a portion of a short position.

    The underwriters also may cover all or a portion of a short position by exercising the underwriters' over-allotment option referred to above. In addition, First Security Van Kasper, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in this offering), for the account of the other underwriters, the selling concession with respect to common stock that is distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if undertaken, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of shares offered by this prospectus are being passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California and for the underwriters by Kirkpatrick & Lockhart LLP, Beverly Hills, California. A member of Pillsbury Madison & Sutro LLP owns 15,000 shares of common stock and an option to acquire 20,000 shares of common stock.

                                    EXPERTS

    The consolidated financial statements included in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the

SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and
(2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    This prospectus supplement is a part of a registration statement we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-18006):

    (a) Our Annual Report on Form 10-K for the year ended December 31, 1999;

    (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    (c) Our Current Report on Form 8-K dated March 15, 2000;

    (d) The description of our common stock set forth in the registration statement on Form 8-A filed on March 30, 1990; and

    (e) The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the registration statement on Form 8-A filed on March 4, 1992.

    Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference into this prospectus supplement (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at (760) 431-7080 to The Immune Response Corporation, at our principal executive offices, 5935 Darwin Court, Carlsbad, California 92008.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Immune Response Corporation:

    We have audited the accompanying consolidated balance sheets of The Immune Response Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Immune Response Corporation and subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

San Diego, California
March 3, 2000

                        THE IMMUNE RESPONSE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,         MARCH 31,
                                                              ---------------------   -----------
                                                                1998        1999         2000
                                                              ---------   ---------   -----------
                                                                                      (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents.................................  $   1,889   $   4,183    $  15,792
  Marketable securities--available-for-sale.................     23,343      18,904       13,372
  Other current assets......................................      1,613         202          156
                                                              ---------   ---------    ---------
    Total current assets....................................     26,845      23,289       29,320
Property and equipment, net.................................      7,825      10,760        9,467
Licensed technology.........................................         --       4,945        4,768
Deposits and other assets...................................        956       1,003          986
                                                              ---------   ---------    ---------
                                                              $  35,626   $  39,997    $  44,541
                                                              =========   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   2,755   $   1,536    $     364
  Accrued expenses..........................................      1,198       3,024        2,979
  License contract payable..................................         --       3,609          711
  Current portion of equipment notes payable................         --         287          295
  Deferred rent obligation..................................         --         147          118
                                                              ---------   ---------    ---------
    Total current liabilities...............................      3,953       8,603        4,467
                                                              ---------   ---------    ---------
Equipment notes payable.....................................         --       1,221        1,138
                                                              ---------   ---------    ---------
Deferred rent obligation....................................        266          --           --
                                                              ---------   ---------    ---------
Commitments (Note 3)
Redeemable convertible preferred stock......................      9,347       9,627        9,697
                                                              ---------   ---------    ---------

Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized; none
    issued..................................................         --          --           --
  Common stock, $.0025 par value, 65,000,000 shares
    authorized, 23,795,292, 26,370,135 and 27,353,237 shares
    issued and outstanding at December 31, 1998, 1999 and
    March 31, 2000, respectively............................         59          66           68
  Warrants..................................................      2,144       2,144        2,144
  Additional paid-in capital................................    191,317     203,131      211,077
  Accumulated other comprehensive income....................        102       1,735        2,059
  Accumulated deficit.......................................   (171,562)   (186,530)    (186,109)
                                                              ---------   ---------    ---------
  Total stockholders' equity................................     22,060      20,546       29,239
                                                              ---------   ---------    ---------
                                                              $  35,626   $  39,997    $  44,541
                                                              =========   =========    =========

                            See accompanying notes.

                        THE IMMUNE RESPONSE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            MARCH 31,
                                               ------------------------------   -------------------
                                                 1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------
                                                                                    (UNAUDITED)
Revenues:
  Contract research revenue..................  $  2,000   $  5,488   $ 14,226   $ 3,744    $ 3,000
  Licensed research revenue..................        --     12,185      6,529     5,462        333
                                               --------   --------   --------   -------    -------
                                                  2,000     17,673     20,755     9,206      3,333
                                               --------   --------   --------   -------    -------
Expenses:
  Research and development...................    34,090     33,240     31,246     9,550      5,061
  General and administrative.................     3,904      4,163      5,154     1,363      1,106
  Restructuring costs........................        --         --        650        --         --
                                               --------   --------   --------   -------    -------
                                                 37,994     37,403     37,050    10,913      6,167
                                               --------   --------   --------   -------    -------
Other revenue and expense:
  Investment income..........................     2,437      1,668      1,327       380      2,523
  Other income...............................        --         --         --        --        732
                                               --------   --------   --------   -------    -------
Net income (loss)............................   (33,557)   (18,062)   (14,968)   (1,327)       421
Accretion of preferred stock.................        --       (187)      (280)      (70)       (70)
Dividends on preferred stock.................        --       (518)      (750)     (185)      (186)
                                               --------   --------   --------   -------    -------
Net income (loss) applicable to common
  stockholders...............................  $(33,557)  $(18,767)  $(15,998)  $(1,582)   $   165
                                               ========   ========   ========   =======    =======
Basic earnings (loss) per share..............  $  (1.53)  $  (0.81)  $  (0.64)  $ (0.07)   $  0.01
                                               ========   ========   ========   =======    =======
Weighted average common shares outstanding...    21,883     23,148     24,851    24,139     26,910
                                               ========   ========   ========   =======    =======
Diluted earnings (loss) per share............  $  (1.53)  $  (0.81)  $  (0.64)  $ (0.07)   $  0.01
                                               ========   ========   ========   =======    =======
Weighted average common and common equivalent
  shares outstanding.........................    21,883     23,148     24,851    24,139     31,010
                                               ========   ========   ========   =======    =======

                            See accompanying notes.

                        THE IMMUNE RESPONSE CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              LCV4](IN THOUSANDS)

                                                                                     ACCUMULATED
                                        COMMON STOCK                   ADDITIONAL       OTHER                           TOTAL
                                     -------------------                PAID-IN     COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                                      SHARES     AMOUNT    WARRANTS     CAPITAL     INCOME (LOSS)      DEFICIT         EQUITY
                                     --------   --------   ---------   ----------   --------------   ------------   -------------
Balance at December 31, 1996.......   20,230      $51       $   --      $171,056        $  140        $(119,943)      $ 51,304
Issuance of common stock and
  warrants in private transaction,
  net of issuance costs of
  $360,000.........................    2,051        5        2,144        13,491            --               --         15,640
Issuance of common stock from
  exercise of options..............      534        1           --         1,827            --               --          1,828
Change in unrealized gain (loss) on
  marketable securities............       --       --           --            --          (113)              --           (113)
Net loss...........................       --       --           --            --            --          (33,557)       (33,557)
                                      ------      ---       ------      --------        ------        ---------       --------
Balance at December 31, 1997.......   22,815       57        2,144       186,374            27         (153,500)        35,102
Issuance of common stock in private
  transaction......................      245        1           --         2,814            --               --          2,815
Issuance of common stock as
  dividend on convertible preferred
  stock............................       22       --           --            --            --               --             --
Accrual for preferred stock
  dividend.........................       --       --           --          (263)           --               --           (263)
Accretion of convertible preferred
  stock costs......................       --       --           --          (187)           --               --           (187)
Issuance of common stock from
  exercise of options..............      713        1           --         2,579            --               --          2,580
Change in unrealized gain (loss) on
  marketable securities............       --       --           --            --            75               --             75
Net loss...........................       --       --           --            --            --          (18,062)       (18,062)
                                      ------      ---       ------      --------        ------        ---------       --------
Balance at December 31, 1998.......   23,795       59        2,144       191,317           102         (171,562)        22,060
Issuance of common stock in private
  transactions, net of issuance
  costs of $20,000.................    1,753        5           --         9,572            --               --          9,577
Issuance of common stock for
  licensed technology..............      250        1           --           836            --               --            837
Issuance of common stock as
  dividend on convertible preferred
  stock............................       85       --           --            --            --               --             --
Accrual for preferred stock
  dividend.........................       --       --           --          (163)           --               --           (163)
Accretion of convertible preferred
  stock costs......................       --       --           --          (280)           --               --           (280)
Issuance of common stock from
  exercise of options..............      487        1           --         1,849            --               --          1,850
Change in unrealized gain (loss) on
  marketable securities............       --       --           --            --         1,633               --          1,633
Net loss...........................       --       --           --            --            --          (14,968)       (14,968)
                                      ------      ---       ------      --------        ------        ---------       --------
Balance at December 31, 1999.......   26,370       66        2,144       203,131         1,735         (186,530)        20,546
Issuance of common stock in private
  transaction......................      267        1           --         1,666            --               --          1,667
Settlement of license contract
  payable with equity..............       --       --           --         2,664            --               --          2,664
Issuance of common stock as
  dividend on convertible preferred
  stock, net of accrual............       49       --           --             2            --               --              2
Accretion of convertible preferred
  stock costs......................       --       --           --           (70)           --               --            (70)
Issuance of common stock from
  exercise of options..............      667        1           --         3,684            --               --          3,685
Change in unrealized gain (loss) on
  marketable securities............       --       --           --            --           324               --            324
Net income.........................       --       --           --            --            --              421            421
                                      ------      ---       ------      --------        ------        ---------       --------
Balance at March 31, 2000
  (unaudited)......................   27,353      $68       $2,144      $211,077        $2,059        $(186,109)      $ 29,239


                                     COMPREHENSIVE
                                     INCOME (LOSS)
                                     --------------
Balance at December 31, 1996.......
Issuance of common stock and
  warrants in private transaction,
  net of issuance costs of
  $360,000.........................
Issuance of common stock from
  exercise of options..............
Change in unrealized gain (loss) on
  marketable securities............     $   (113)
Net loss...........................      (33,557)
                                        --------
Balance at December 31, 1997.......     $(33,670)
                                        ========
Issuance of common stock in private
  transaction......................
Issuance of common stock as
  dividend on convertible preferred
  stock............................
Accrual for preferred stock
  dividend.........................
Accretion of convertible preferred
  stock costs......................
Issuance of common stock from
  exercise of options..............
Change in unrealized gain (loss) on
  marketable securities............     $     75
Net loss...........................      (18,062)
                                        --------
Balance at December 31, 1998.......     $(17,987)
                                        ========
Issuance of common stock in private
  transactions, net of issuance
  costs of $20,000.................
Issuance of common stock for
  licensed technology..............
Issuance of common stock as
  dividend on convertible preferred
  stock............................
Accrual for preferred stock
  dividend.........................
Accretion of convertible preferred
  stock costs......................
Issuance of common stock from
  exercise of options..............
Change in unrealized gain (loss) on
  marketable securities............     $  1,633
Net loss...........................      (14,968)
                                        --------
Balance at December 31, 1999.......     $(13,335)
                                        ========
Issuance of common stock in private
  transaction......................
Settlement of license contract
  payable with equity..............
Issuance of common stock as
  dividend on convertible preferred
  stock, net of accrual............
Accretion of convertible preferred
  stock costs......................
Issuance of common stock from
  exercise of options..............
Change in unrealized gain (loss) on
  marketable securities............     $    324
Net income.........................          421
                                        --------
Balance at March 31, 2000
  (unaudited)......................     $    745

                            See accompanying notes.

                        THE IMMUNE RESPONSE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Operating activities:
  Net income (loss).........................................  $(33,557)  $(18,062)  $(14,968)  $(1,327)   $   421
  Adjustments to reconcile net income (loss) to net cash
    used by operating activities:
    Depreciation and amortization...........................     1,266      1,486      1,508       389        600
    Deferred rent expense...................................       (59)       (89)      (119)      (30)       (29)
    Gain on sale of assets..................................        --         --         --        --       (732)
    Changes in operating assets and liabilities:
      Other current assets..................................       (93)      (840)     1,411     1,663         46
      Accounts payable......................................      (515)     1,399     (1,219)    1,409     (1,172)
      Accrued expenses......................................        64        374      1,663       152        (43)
      Licensed contracts payable............................        --         --         --        --       (234)
                                                              --------   --------   --------   -------    -------
        Net cash used in operating activities...............   (32,894)   (15,732)   (11,724)    2,256     (1,143)
                                                              --------   --------   --------   -------    -------
Investing activities:
  Sale of marketable securities, net........................    18,322      2,299      6,072    (3,624)     5,856
  Purchase of property and equipment........................    (2,526)    (3,501)    (4,443)   (1,614)      (469)
  Sale of land..............................................     1,020         --         --        --      2,070
  Purchase of licensed technology...........................        --         --       (500)       --         --
  Deposits and other assets.................................      (304)      (603)       (47)   (1,170)        17
                                                              --------   --------   --------   -------    -------
        Net cash provided by (used in) investing
        activities..........................................    16,512     (1,805)     1,082    (6,408)     7,474
                                                              --------   --------   --------   -------    -------
Financing activities:
  Proceeds from equipment notes payable.....................        --         --      1,621                   --
  Principal payments under equipment notes payable..........        --         --       (112)       --        (75)
  Proceeds from other sales of common stock.................        --      2,815      9,577        --      1,667
  Net proceeds from sale of common stock and warrants
    through private offering................................    15,640         --         --     1,539         --
  Net proceeds from the sale of convertible preferred
    stock...................................................        --      9,160         --        --         --
  Net proceeds from exercise of stock options...............     1,829      2,579      1,850     1,142      3,686
                                                              --------   --------   --------   -------    -------
        Net cash provided by financing activities...........    17,469     14,554     12,936     2,681      5,278
                                                              --------   --------   --------   -------    -------
Net increase (decrease) in cash and cash equivalents........     1,087     (2,983)     2,294    (1,471)    11,609
Cash and cash equivalents at beginning of year..............     3,785      4,872      1,889     1,889      4,183
                                                              --------   --------   --------   -------    -------
Cash and cash equivalents at end of year....................  $  4,872   $  1,889   $  4,183   $   418    $15,792
                                                              ========   ========   ========   =======    =======
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $     --   $     --   $     45   $    --    $    70
                                                              ========   ========   ========   =======    =======
Supplemental disclosure of noncash investing and financing
  activities:
Unrealized gain (loss) on marketable securities.............  $     --   $     --   $     --   $   (41)   $   323
                                                              ========   ========   ========   =======    =======
Issuance of common stock and notes for licensed
  technology................................................  $     --   $     --   $  4,445   $    --    $    --
                                                              ========   ========   ========   =======    =======
Settlement of license contract payable with equity..........  $     --   $     --   $     --   $    --    $ 2,664
                                                              ========   ========   ========   =======    =======
Accretion of convertible preferred stock....................  $     --   $    187   $    280   $    70    $    70
                                                              ========   ========   ========   =======    =======
Payment of dividend on convertible preferred stock with
  common stock..............................................  $     --   $    329   $    776   $   189    $   189
                                                              ========   ========   ========   =======    =======
Declared dividend on convertible preferred stock............  $     --   $    189   $    163   $   185    $   186
                                                              ========   ========   ========   =======    =======

                            See accompanying notes.

                        THE IMMUNE RESPONSE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    The Immune Response Corporation (the "Company"), a Delaware corporation, is a biopharmaceutical company developing immune-based therapies to induce immune responses for the treatment of HIV, autoimmune diseases and cancer. In addition, the Company is developing a targeted non-viral delivery technology for gene therapy, which is designed to enable the delivery of genes directly to the liver via intravenous injection. The Company's gene therapy program is focused on diseases of the liver.

    The Company's products are in various stages of development. Prior to generating product revenues, the Company must complete the development of its products, including several years of human clinical testing, and receive regulatory approvals prior to selling these products in the human health care market. The Company's products may not be successfully developed, regulatory approvals may not be granted, or patient and physician acceptance of any of these products may not be achieved.

    The Company faces additional risks associated with biopharmaceutical companies whose products are in various stages of development. These risks include, among others, the Company's need for additional financing to complete its research and development programs and commercialize its technologies. Financing may not be available to the Company when required or under favorable terms.

    The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

SEGMENT REPORTING

    The Company has determined that it operates in one business segment dedicated to pharmaceutical research.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform with the current year presentation.

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    The Company invests its excess cash in U.S. government securities and money market accounts. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

CONCENTRATION OF RISK

    Substantially all of the Company's revenues are derived from collaborative arrangements with Agouron Pharmaceuticals, Inc., a Pfizer Inc. company ("Agouron") and Schering Corporation ("Schering"). As of December 31, 1999, Schering's obligation to fund the research program under the collaboration had expired. See Notes 9 and 10.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, money market funds, time deposits and treasury securities with original maturities at the date of acquisition of less than three months.

MARKETABLE SECURITIES--AVAILABLE-FOR-SALE

    The Company classifies all of its marketable securities as available-for-sale and reports them at fair market value. The unrealized gains or losses are reported as a component of stockholders' equity--Accumulated other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses are also included in interest income. The cost of securities sold is based on the specific identification method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated or amortized over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Other property and equipment have useful lives ranging from three to seven years.

LICENSED TECHNOLOGY

    Intangible assets are recorded at cost and amortized over their estimated useful lives. In December 1999, the Company acquired licenses to certain patent technology. These licenses will be amortized over seven years beginning in the year 2000.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Impairment is measured at fair value. Fair value is determined by an evaluation of available price information at

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which assets could be bought or sold including quoted market prices, if available, or the present value of the estimated future discounted cash flows based on reasonable assumptions.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation in accordance with Accounting Principles Board ("APB") 25, "Accounting for Stock Issued to Employees". In 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("FAS") FAS No. 123, "Accounting for Stock-Based Compensation". Under APB 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company's stock over the exercise price on the date of grant and does not require the recognition of compensation expense for stock issued under plans defined as noncompensatory. Adoption of FAS No. 123 requires recognition of compensation expense for virtually all options based on their computed "fair value" on the date of the grant.

COMPREHENSIVE INCOME

    The Company accounts for comprehensive income in accordance with FAS
No. 130, "Reporting Comprehensive Income". The Company reports the accumulated balance of other comprehensive income or loss separately in the equity section of the consolidated balance sheets. Prior year financial statements have been reclassified to conform to the revised presentation. The only component of comprehensive income is unrealized gain or loss on marketable securities.

REVENUES UNDER COLLABORATIVE AGREEMENTS

    The Company earns revenue from licensing its proprietary technology and performing services under research and development contracts. Initial fees under license and option agreements are recognized upon contract signing if the fees are nonrefundable and there are no significant performance obligations remaining. Revenues from milestones are recognized as the milestones are achieved. Revenue under research and development contracts is recognized as the services are performed. Advance payments received in excess of amounts earned are classified as deferred revenue.

RESEARCH AND DEVELOPMENT COSTS

    All research and development costs are charged to expense as incurred.

INCOME TAXES

    All income tax amounts have been computed in accordance with FAS No. 109, "Accounting for Income Taxes". Under this statement, the liability method is used to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax base of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences reverse.

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER SHARE

    Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Potentially dilutive securities are excluded from the diluted net loss per share calculation, as the effect would be antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101--"Revenue Recognition in Financial Statements". The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. SAB No. 101 is effective for fiscal years beginning after December 15, 1999. The Company has not completed its evaluation of the impact of SAB No. 101 on its financial statements, however, the impact is expected to be in a pre-tax range of approximately $10 million to $15 million charged to the Company's results of operations in the first quarter of fiscal year 2000.

2.  MARKETABLE SECURITIES

    Marketable securities consist of treasury securities with maturities of more than three months and common stock acquired through former research collaborations. The following table summarizes available-for-sale securities:

                                                AVAILABLE-FOR-SALE SECURITIES
                                       -----------------------------------------------
                                                    GROSS        GROSS
                                                  UNREALIZED   UNREALIZED   ESTIMATED
                                         COST       GAINS        LOSSES     FAIR VALUE
                                       --------   ----------   ----------   ----------
                                                       (IN THOUSANDS)
DECEMBER 31, 1999
U.S. Government Securities...........  $17,169      $   --        $118       $17,051
Equity Securities....................       --       1,853          --         1,853
                                       -------      ------        ----       -------
                                       $17,169      $1,853        $118       $18,904
                                       =======      ======        ====       =======
DECEMBER 31, 1998
U.S. Government Securities...........  $23,241      $  110        $  8       $23,343
                                       -------      ------        ----       -------

    The net realized gains on sales of available-for-sale securities, which are included in investment income in the accompanying Statement of Operations, totaled $31,000, $38,000 and $16,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

2.  MARKETABLE SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of available-for-sale securities at December 31, 1999, by contractual maturity, are shown below:

                                                                      ESTIMATED
                                                                        FAIR
                                                             COST       VALUE
                                                           --------   ---------
Due in one year or less..................................  $14,171     $14,087
Due after one year through two years.....................    2,998       2,964
                                                           -------     -------
Totals...................................................  $17,169     $17,051
                                                           =======     =======

3.  BALANCE SHEET INFORMATION

    Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
Furniture and fixtures....................................  $ 1,351    $ 1,547
Equipment.................................................    1,486      2,816
Leasehold improvements....................................   10,337     13,254
Land--held for sale.......................................    1,339      1,339
                                                            -------    -------
                                                             14,513     18,956

Less accumulated depreciation and amortization............   (6,688)    (8,196)
                                                            -------    -------
                                                            $ 7,825    $10,760
                                                            =======    =======

4.  EQUIPMENT NOTES PAYABLE

    In September 1999, the Company obtained an equipment financing line of $3.0 million, of which it drew down approximately $1.6 million by December 31, 1999. The loan, which is secured by the equipment, bears interest at 11.1% and is to be repaid monthly over a four-year term.

    Principal payments due on equipment notes payable at December 31 are as follows:

YEARS ENDED DECEMBER 31
-----------------------                                           (IN THOUSANDS)
2000........................................................      $          287
2001........................................................                 348
2002........................................................                 389
2003........................................................                 484
                                                                  --------------
                                                                           1,508
Less current portion........................................                (287)
                                                                  --------------
                                                                  $        1,221
                                                                  ==============

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

4.  EQUIPMENT NOTES PAYABLE (CONTINUED)
    The carrying value of the Company's obligations under equipment notes payable approximates its fair value, and the implicit interest rate approximates the Company's borrowing rate.

5.  LICENSED TECHNOLOGY

    In December 1999, the Company entered into a technology licensing agreement with Connetics Corporation ("Connetics") and XOMA, (US) LLC ("XOMA"). The agreement assigns exclusive rights to T cell receptor ("TCR") intellectual property to the Company in exchange for approximately $4.9 million in cash, common stock and short-term license contract payable. The agreement also requires the Company to make royalty payments on future sales of products, if any, related to the TCR intellectual property to Connetics, XOMA and Dr. Arthur Vandenbark, one of the inventors of the assigned technology. The Company owns additional TCR-related intellectual property and intends to carry forward development of pharmaceutical products for the treatment of rheumatoid arthritis and other autoimmune diseases using the technology.

    The Company capitalized the purchase cost to licensed technology. The license contract payable requires four quarterly payments of $250,000 beginning in January 2000.

6.  COMMITMENTS

    The Company leases its offices, research facilities, manufacturing facility, and certain office and laboratory equipment under operating lease agreements. The equipment lease agreements require monthly payments through June 2002. The office and research facility lease agreement, which commenced in January 1991, is for a term of ten years, with two five-year options to extend. In connection with this lease, the Company received certain deferred payment terms and the minimum annual rent is subject to certain annual increases. Rent is being expensed on a straight-line basis over the term of the lease. Deferred rent reflected in the accompanying balance sheet represents the difference between rent expense accrued and amounts actually paid under the terms of the lease.

    The Company leases a manufacturing facility in King of Prussia, Pennsylvania. The lease, which was renegotiated in November 1999, is for a term of twelve years, with two five-year options to extend. At December 31, 1999, future minimum rental payments due under the Company's noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------                                      (IN THOUSANDS)
2000........................................................  $        3,305
2001........................................................           1,909
2002........................................................             939
2003........................................................             762
2004........................................................             520
Thereafter..................................................           4,000
                                                              --------------
                                                              $       11,435
                                                              ==============

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

6.  COMMITMENTS (CONTINUED)
    Total rent expense for the years ended December 31, 1999, 1998, and 1997 was $3.0 million, $2.4 million, and $2.4 million, respectively.

7.  RESTRUCTURING COSTS

    In May 1999, the Company announced the discontinuation of the Phase 2 clinical endpoint trial for the immune-based therapy, REMUNE, based on the recommendation of an independent Data Safety Monitoring Board. As a result of this, in June 1999, the Company implemented a restructuring plan primarily aimed at reducing expenses while focusing the majority of the Company's resources on its late-stage programs of immune-based therapies. The primary cost savings were achieved by a reduction in force affecting approximately 47 employees of a total 158-person workforce begun in June 1999 and completed in October 1999. All employees were notified of such termination and their estimated severance benefits in advance of the Company recording the charge.

    The cost of the restructuring resulted in an all-cash, one-time charge against earnings of $650,000 primarily for severance costs for salaries, benefits continuation, consultants and outplacement services. As of December 31, 1999 approximately $100,000 was still accrued.

8.  STOCKHOLDERS' EQUITY

STOCK TRANSACTIONS

    During April 1998, the Company sold 200 shares of its Series F Convertible Preferred Stock ("Series F Stock") in return for gross proceeds of $10 million. In February 1999, the initial conversion price of the Series F stock of $14.07 per share of common stock was adjusted downward to $9.77 per share of common stock. In August 1999, the conversion price was adjusted downward to $5.87 per share of common stock. In November 1999, the conversion price was adjusted downward to $4.17 per share of common stock. The conversion price may be further adjusted downward at the end of each subsequent three-month period if the Company's common stock does not trade at prices higher than the conversion price over a period of time during the applicable three-month period. The Series F Stock bears a dividend of 7.5% per annum. In general, the dividend is payable in shares of common stock or cash at the Company's option. For the years ended December 31, 1999 and 1998, 84,668 and 22,234 shares of the Company's common stock were issued as dividends to the Series F shareholders, respectively. The Company has filed a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the Series F Stock.

    During 1997, the Company completed a $16.0 million private placement of units consisting of common stock and warrants to purchase common stock of the Company. These units were purchased at a price of $7.80 per unit by a director of the Company and the Company's President and Chief Executive Officer. The units sold in the private placement consisted of 2,051,281 shares of common stock plus warrants exercisable for 2,051,281 shares of common stock. The warrants, with an exercise price of $14.00 per share, are callable by the Company if the Company's common stock trades at $28.00 per share or greater for 45 consecutive days. The warrants expire on April 17, 2001. The shares and warrants are unregistered.

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

8.  STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTIONS

    The Company has established various stock option plans to grant options to purchase common stock to employees and non-employee directors of the Company and certain other individuals. The plans authorize the Company to issue or grant qualified and non-qualified options to purchase up to 8,650,000 shares of its common stock.

    Under the terms of the 1989 Stock Plan, options may be granted at not less than 100% and 85% of fair market value as of the date of grant for qualified and non-qualified options, respectively. To date, all options have been issued at 100% of fair market value. These options primarily become exercisable over a four-year period from the date of grant.

    The 1990 Directors' Stock Option Plan provides for the Company to issue or grant non-qualified options to purchase up to 650,000 common shares to its non-employee directors. Under the terms of the plan, options will be granted at the fair market value as of the date of grant. These options become exercisable in four equal annual installments on each of the first four anniversaries of the date of grant. Additionally, the 1990 Directors' Stock Option Plan provides that upon each date of the Company's Annual Meeting of the Stockholders, non-employee directors are eligible to receive a grant of 6,250 shares at the fair market value on date of grant with a one-year vesting schedule.

    Activity with respect to the various stock plans is summarized as follows:

                                                             STOCK      WEIGHTED
                                                            OPTIONS     AVERAGE
                                                          OUTSTANDING    PRICE
                                                          -----------   --------
                                                              (IN THOUSANDS)
Balance at December 31, 1996............................     4,050       $ 4.71
  Granted...............................................       578         8.34
  Exercised.............................................      (534)        3.42
  Cancelled.............................................       (91)        6.75
                                                             -----
Balance at December 31, 1997............................     4,003         5.36
  Granted...............................................       705        10.38
  Exercised.............................................      (713)        3.62
  Cancelled.............................................      (122)        8.94
                                                             -----
Balance at December 31, 1998............................     3,873         6.48
  Granted...............................................     1,749         6.88
  Exercised.............................................      (487)        3.80
  Cancelled.............................................      (620)        8.82
                                                             -----
Balance at December 31, 1999............................     4,515       $ 6.60
                                                             =====

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

8.  STOCKHOLDERS' EQUITY (CONTINUED)

    Following is a summary of the options outstanding as of December 31, 1999:

                                                                                                      WEIGHTED
                                                            WEIGHTED      WEIGHTED                    AVERAGE
                                                             AVERAGE      AVERAGE                  EXERCISE PRICE
                                              OPTIONS       REMAINING     EXERCISE     OPTIONS       OF OPTIONS
RANGE OF EXERCISE PRICES                    OUTSTANDING   LIFE IN YEARS    PRICE     EXERCISABLE    EXERCISABLE
------------------------                    -----------   -------------   --------   -----------   --------------
                                                                       (IN THOUSANDS)
$2.88 - $ 3.25............................     1,249          3.37         $ 3.23       1,234          $ 3.23
$3.50 - $ 6.38............................     1,138          8.91           4.90         277            5.06
$6.56 - $ 8.88............................     1,184          7.20           7.82         870            7.59
$9.13 - $18.25............................       944          7.45          11.60         545           12.51
                                               -----                                    -----
                                               4,515          6.63         $ 6.60       2,926          $ 6.43
                                               =====                                    =====

    At December 31, 1999, 10,905,000 shares of common stock were reserved for the exercise of stock options and warrants, future dividends on the Series F Stock, and future purchase of stock by Agouron. See Note 9.

    The Company has adopted the disclosure-only provisions of FAS No. 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997, consistent with the provisions of FAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                               1997          1998         1999
                                            -----------   ----------   ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss--as reported.....................    $33,557      $18,062      $14,968
Net loss--pro forma.......................    $36,886      $22,397      $19,645
Net loss per share--as reported...........    $  1.53      $   .81      $   .64
Net loss per share--pro forma.............    $  1.69      $  1.00      $   .83

    The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997: risk-free interest rates of 6.621%, 4.733% and 5.72%, respectively; expected option lives of 5 years, 6 years and 5 years, respectively; a dividend rate of zero. The volatility factor assumptions of the expected market price of the Company's common stock were 91%, 84% and 83% for 1999, 1998 and 1997, respectively.

    Because FAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The weighted average fair value of options granted during 1999, 1998 and 1997 was $6.88, $10.38 and $8.34, respectively.

STOCKHOLDER RIGHTS PLAN

    The Company has a Stockholder Rights Plan that provides for the distribution of a preferred stock purchase right (a "Right") as a dividend for each share of the Company's common stock of record held at the close of business on March 12, 1992, as well as all future stock issuances. Under certain

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

8.  STOCKHOLDERS' EQUITY (CONTINUED)
conditions involving an acquisition by any person or group of 15% or more of the common stock, the Rights permit the holders (other than the 15% holder) to purchase the Company's common stock at a 50% discount upon payment of an exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquiror at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights have no voting privileges and are attached to and automatically trade with the Company's common stock. The Rights expire February 26, 2002.

9.  REMUNE-TM- COLLABORATION WITH AGOURON PHARMACEUTICALS,  INC.

    During June 1998, the Company and Agouron entered into a binding agreement under which the Company agreed to exclusively license to Agouron, REMUNE, its immune-based therapy under development for the treatment of HIV infection. Under the terms of the agreement, the Company will manufacture commercial supplies of REMUNE; and Agouron will have exclusive rights to market REMUNE in North America, Europe, Japan and certain other countries, if regulatory approvals are received. As a result of this agreement, the Company may receive as much as $77 million, including license and milestone payments of $45 million, payments to support research and development of $18 million and $14 million for the purchase of the Company's common stock, priced at a premium to the market, subject to certain rights of termination by Agouron. In addition, the two companies will share all profits from the commercialization of REMUNE on a 50/50 basis, if REMUNE is successfully developed and receives the necessary regulatory approvals.

    As of December 31, 1999, the Company had received a total of $42 million from Agouron under the agreement. Agouron will make additional payments upon achievement of certain milestones. Amounts received in 1999 were comprised of the four quarterly payments of $5 million each and a $5 million milestone payment received in February. The quarterly payments represent $12 million to support research and development and $8 million for the purchase of 965,928 shares of the Company's common stock priced at a premium to the market. Amounts received in 1998 were comprised of the initial $10 million license fee, a $2 million stock purchase and the first quarterly payment for $5 million to support research and development and to purchase stock. Agouron purchased 245,014 shares of the Company's common stock priced at a premium to the market in 1998. Subsequent to year-end, the Company received a $5 million payment from Agouron consisting of a $3 million payment for research and development and a $2 million payment for the purchase of 266,667 shares of unregistered common stock priced at a premium to the market. This was the final payment in a series of six quarterly payments that the Company expected Agouron to make to fund research and development and to purchase unregistered common stock under the June 1998 agreement.

10.  GENE THERAPY LICENSE AGREEMENT

    In July 1998, the Company entered into a research collaboration and option agreement with Schering to develop gene therapy products for the treatment of hepatitis B and C and other diseases. In September 1999 and October 1999, the Company received payments for $494,000 each under an amendment to extend the agreement through the remainder of 1999. In March 1999, the Company received a payment of $988,000 to fund research under this agreement. During 1998, the Company received approximately $2 million under the agreement. As part of the agreement, Schering has the

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

10. GENE THERAPY LICENSE AGREEMENT (CONTINUED) option to license the Company's gene delivery system for additional proprietary Schering genes for other diseases for a royalty on future product sales, if any. As of December 31, 1999, Schering's obligation to fund the research program under the collaboration had expired.

11.  SECTION 401(K) PROFIT SHARING PLAN

    The Company has a defined contribution plan, The Immune Response Corporation 401(k) Savings and Profit Sharing Plan, which covers substantially all employees of the Company. This plan allows each eligible employee to voluntarily make pre-tax deferred salary contributions. The Company may make matching contributions in amounts as determined by the board of directors. The Company made matching contributions of approximately $113,000, $103,000, and $101,000, for the years ended December 31,1999, 1998, and 1997, respectively.

12.  INCOME TAXES

    At December 31, 1999, the Company had federal and California tax net operating loss carryforwards of approximately $161.4 million and $3.5 million, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to capitalized research and development expenses for California and the 50% limitation of California loss carryforwards. The federal tax loss carryforwards will begin expiring in 2002, unless previously utilized, while the California tax loss carryforwards began to expire in 1995. The Company also has federal and California research and development tax credit carryforwards of $8.6 million and $3.8 million, respectively. The federal research and development credits begin expiring in 2002.

    Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards will be limited because of a cumulative change in ownership of more than 50% which occurred during 1992. However, the Company does not believe such change will have a material impact upon the utilization of these carryforwards. Included in the federal loss carryforwards are approximately $4.4 million of acquired net operating loss carryforwards that can only be used to the extent of the separate taxable income of the acquired company.

    The components of the Company's deferred tax assets as of December 31, 1999, and 1998 are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Net operating loss carryforwards........................  $ 50,388   $ 55,078
Unused research and development credits.................    11,900     12,387
Capitalized research and development....................     6,321      7,298
Other...................................................     1,591      1,837
                                                          --------   --------
                                                            70,200     76,600
Valuation allowance.....................................   (70,200)   (76,600)
                                                          --------   --------
                                                          $     --   $     --
                                                          ========   ========

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

12.  INCOME TAXES (CONTINUED)
Approximately $7.2 million of the valuation allowance at December 31, 1999 relates to benefits of stock options which, when recognized, will be allocated directly to stockholders' equity.

13.  SUBSEQUENT EVENTS

    In January 2000, the Company received a $5 million payment from Agouron consisting of a $3 million payment for research and development and a $2 million payment for the purchase of 266,667 shares of unregistered common stock priced at a premium to the market. This was the final payment in a series of six quarterly payments that the Company expected Agouron to make to fund research and development and to purchase unregistered common stock under the June 1998 agreement.

    On March 3, 2000, the Company completed a sale of 4.65 acres of undeveloped property adjacent to its facility in Carlsbad, California for approximately
$2 million net proceeds.

14.  QUARTERLY RESULTS (UNAUDITED)

    The following unaudited quarterly financial information includes, in management's opinion, all normal and recurring adjustments necessary to fairly state the Company's consolidated results of operations and related information for the periods presented. Net loss per share has been computed using the weighted average shares outstanding during each quarter. Certain net loss per share amounts

                        THE IMMUNE RESPONSE CORPORATION

                               DECEMBER 31, 1999

14. QUARTERLY RESULTS (UNAUDITED) (CONTINUED) have been revised from amounts previously reported to reflect the exclusion of dividends and accretion on preferred stock.

                                                          1ST        2ND        3RD        4TH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999
Contract research revenue.............................  $  3,744   $  3,494   $ 3,494    $  3,494
Licensed research revenue.............................     5,462        400       333         333
Operating expenses....................................   (10,913)   (10,289)   (8,980)     (6,248)
                                                        --------   --------   -------    --------
Loss from operations before restructuring costs.......    (1,707)    (6,395)   (5,153)     (2,421)
Restructuring costs...................................        --        650        --          --
Other income..........................................       380        353       304         321
                                                        --------   --------   -------    --------
Net loss..............................................    (1,327)    (6,692)   (4,849)     (2,100)
Preferred stock items.................................      (255)      (257)     (258)       (257)
                                                        --------   --------   -------    --------
Net loss applicable to common.........................  $ (1,582)  $ (6,949)  $(5,107)   $ (2,357)
                                                        ========   ========   =======    ========
Net loss per share....................................  $  (0.07)  $  (0.28)  $ (0.21)   $  (0.09)
                                                        ========   ========   =======    ========

1998
Contract research revenue.............................  $  1,000   $     --   $ 1,488    $  3,000
Licensed research revenue.............................        --     10,667     1,000         518
Operating expenses....................................    (9,260)    (9,534)   (8,493)    (10,116)
                                                        --------   --------   -------    --------
Income (loss) from operations.........................    (8,260)     1,133    (6,005)     (6,598)
Other income..........................................       311        402       524         431
                                                        --------   --------   -------    --------
Net income (loss).....................................    (7,949)     1,535    (5,481)     (6,167)
Preferred stock items.................................        --       (190)     (258)       (257)
                                                        --------   --------   -------    --------
Net income (loss) applicable to common................  $ (7,949)  $  1,345   $(5,739)   $ (6,424)
                                                        ========   ========   =======    ========
Net income (loss) per share...........................  $  (0.35)  $   0.06   $ (0.25)   $  (0.27)
                                                        ========   ========   =======    ========

                        THE IMMUNE RESPONSE CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements of The Immune Response Corporation (the "Company") for the three months ended March 31, 2000 and 1999 are unaudited. These financial statements reflect all adjustments, consisting of only normal recurring adjustments which, in the opinion of management, are necessary to fairly present the consolidated financial position as of March 31, 2000, and the consolidated results of operations for the three months ended March 31, 2000 and 1999. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ended December 31, 2000. For more complete financial information, these financial statements, and the notes thereto, should be read in conjunction with the consolidated audited financial statements for the year ended December 31, 1999 included in the Company's Form 10-K filed with the Securities and Exchange Commission.

2. RECENT ACCOUNTING PRONOUNCEMENT

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101--"Revenue Recognition in Financial Statements." The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. Adoption of SAB No. 101 is required in the second quarter of fiscal year 2000. The Company has not completed its evaluation of the impact of SAB No. 101 on its financial statements. However, the impact is expected to be in a pre-tax range of approximately $10 million to $15 million charged to the Company's results of operations in the fourth quarter of fiscal year 2000.

3. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2000:

    Numerator:

Net income..................................................  $  421,053
Accretion of preferred stock................................     (70,000)
Dividends on preferred stock................................    (186,475)
                                                              ----------
Numerator for basic earnings per share--income available to
  common stockholders.......................................     164,578

Effect of dilutive securities:
Accretion of preferred stock................................      70,000
Dividends on preferred stock................................     186,475
                                                              ----------
Numerator for diluted earnings per share--income available
  to common stockholders after assumed conversions..........  $  421,053
                                                              ==========

                        THE IMMUNE RESPONSE CORPORATION

                                 MARCH 31, 2000

3. EARNINGS PER SHARE (CONTINUED)
    Denominator:

Denominator for basic earnings per share--weighted average
  shares....................................................   26,910,444
Effect of dilutive securities:
Convertible preferred stock.................................    2,400,600
Stock option plans..........................................    1,698,941
                                                              -----------
Denominator for diluted earnings per share--adjusted
weighted average shares and assumed conversions.............   31,009,985
                                                              ===========
Basic earnings per share....................................  $      0.01
                                                              ===========
Diluted earnings per share..................................  $      0.01
                                                              ===========

    Options and warrants to purchase 2,494,543 shares of common stock were outstanding at March 31, 2000, but were not included in the computation of diluted earnings per share because the option's and warrant's exercise prices were greater than the average market price of the common shares for the three months ended March 31, 2000; and therefore, the effect would be antidilutive.

    For the three months ended March 31, 1999 net loss per share is computed using the weighted average number of common shares outstanding during the period. Outstanding stock options, warrants and the effect of conversion of the Series F Convertible Preferred Stock are not included in the calculation of net loss per share because their effect would be antidilutive. Therefore, there is no difference between basic and diluted net loss per share for that period. The weighted average number of shares outstanding for the three months ended
March 31, 1999 was 24,138,629.

4. COMPREHENSIVE INCOME

    The Company accounts for comprehensive income in accordance with the Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income." The components of comprehensive income are as follows:

                                                             THREE MONTHS ENDED
                                                           -----------------------
                                                           MARCH 31,    MARCH 31,
                                                              2000         1999
                                                           ----------   ----------
Net income (loss)........................................     $421        $(1,327)
Net unrealized gain (loss) on marketable securities......      323            (41)
                                                              ----        -------
Comprehensive income (loss)..............................     $744        $(1,368)
                                                              ====        =======

5. EQUITY TRANSACTION

    During April 1998, the Company sold 200 shares of its Series F Convertible Preferred Stock ("Series F Stock") in return for gross proceeds of $10 million. In February 1999, the initial conversion price of the Series F stock of $14.07 per share of common stock was adjusted downward to $9.77 per share of common stock. In August 1999, the conversion price was adjusted downward to $5.87 per share of common stock. In November 1999, the conversion price was adjusted downward to $4.17 per share of common stock. The conversion price may be further adjusted downward at the end of each

                        THE IMMUNE RESPONSE CORPORATION

                                 MARCH 31, 2000

5. EQUITY TRANSACTION (CONTINUED)
subsequent three-month period if the Company's common stock does not trade at prices higher than the conversion price over a period of time during the applicable three-month period. The Series F Stock bears a dividend of 7.5% per annum. In general, the dividend is payable in shares of common stock or cash at the Company's option. For the three months ended March 31, 2000 and 1999, 49,543 and 12,646 shares of the Company's common stock were issued as dividends to the Series F shareholders, respectively. The Company has filed a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the Series F Stock.

6. COLLABORATION WITH AGOURON PHARMACEUTICALS, INC.

    During June 1998, the Company and Agouron Pharmaceuticals, Inc. ("Agouron"), a wholly-owned subsidiary of Pfizer Inc., entered into a binding agreement under which the Company agreed to exclusively license to Agouron certain rights relating to REMUNE-TM-, its immune-based therapy under development for the treatment of HIV infection. Under the terms of the agreement, the Company will manufacture commercial supplies of REMUNE; and Agouron will have exclusive rights to market REMUNE in North America, Europe, Japan and certain other countries, if regulatory approvals are received.As a result of this agreement, the Company may potentially receive in the aggregate up to $77 million (of which $47 million had been received as of March 31, 2000), including license and milestone payments of $45 million, payments to support research and development of $18 million and $14 million for the purchase of the Company's common stock, priced at a premium to the market, subject to certain rights of termination by Agouron.In addition, the two companies will share all profits from the commercialization of REMUNE on a 50/50 basis, if REMUNE is successfully developed and receives the necessary regulatory approvals.

    As of March 31, 2000, the Company had received a total of $47 million from Agouron under the agreement. Agouron will make additional payments upon achievement of certain milestones. In January 2000, the Company received a $5 million payment from Agouron consisting of $3 million for research and development and $2 million for the purchase of 266,667 shares of unregistered common stock priced at a premium to the market price. This was the final payment in a series of six quarterly payments made by Agouron to fund research and development and to purchase unregistered common stock under the June 1998 agreement. In the quarter ended March 1999, Agouron made the second quarterly payment of $5 million to support research and development and to purchase 149,911 shares of unregistered common stock priced at a premium to the market. Also in conjunction with this agreement, the Company received a $5 million milestone payment in February 1999.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                        THE IMMUNE RESPONSE CORPORATION
                        4,000,000 SHARES OF COMMON STOCK

                             ---------------------

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

    - We may issue up to 4,000,000 shares of our common stock from time to time.

    - We will circulate a prospectus supplement each time we plan to issue our common stock.

    - The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

    - You should read this prospectus and any prospectus supplement carefully before you invest.

    Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." On August 19, the last reported sale price for our common stock on the Nasdaq National Market was $5.8125 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is August 20, 1999

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE FAILURE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE PRODUCTS MAY CAUSE US TO
  CEASE OPERATIONS

    We have not completed the development of any products. A failure to successfully develop and commercialize products may cause us to cease operations. Our potential therapies under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization.

    The conclusion of the Phase II trial of REMUNE due to lack of efficacy has had a material adverse effect on us. If Agouron Pharmaceuticals, Inc. fails to initiate or successfully complete additional pivotal trials with REMUNE we may have to abandon REMUNE or seek additional funding.

    Our other therapies and technologies are at earlier stages of development than REMUNE. Some of our technologies have not yet been tested in humans. Human testing of potential products based on these technologies may not be permitted by regulatory authorities. Even if human testing is permitted, the products based on these technologies may not be successfully developed or be shown to be safe and efficacious. Potential immune-based therapies based on some of our technologies are at an early stage of clinical testing and may not be shown to be safe or efficacious or ever receive regulatory approval.

    The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe and effective in clinical trials. FDA or other regulatory approvals may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs are not expected to be successfully developed or commercially available for a number of years, if at all.

    Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS

    We will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and establish manufacturing and marketing capabilities. A failure to raise additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves. We believe that our existing resources, will enable us to maintain our current and planned operations only into early 2000.

    We anticipate that in 1999, the REMUNE clinical trials will continue to represent a significant portion of our overall expenditures. We also anticipate that costs related to the development of REMUNE will decrease in 2000. In particular, we anticipate additional capital improvements of approximately
$4 million to be made during 1999 related to increasing the capacity of our manufacturing facility. Other anticipated costs with respect to REMUNE will depend on many factors, in particular the continuation of our collaboration with Agouron Pharmaceuticals, Inc.

    Our future capital requirements will depend on many factors, including:

    - continued scientific progress in our research and development programs,

    - the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals,

    - the costs involved in filing, prosecuting and enforcing patent claims,

    - competing technological and market developments,

    - the cost of manufacturing scale-up,

    - effective commercialization activities and arrangements, and

    - other factors not within our control.

    We intend to seek additional funding through public or private financings, arrangements with corporate collaborators or other sources. If funds are acquired through additional collaborations, we will likely be required to relinquish some or all of the rights to products that we may have otherwise developed ourselves. If adequate funds are not available when needed or on terms acceptable to us, we may be required to scale back some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves.

IF AGOURON PHARMACEUTICALS, INC. TERMINATES ITS COLLABORATION WITH US WE MAY HAVE TO ABANDON REMUNE OR SEEK ADDITIONAL FUNDING

    Our binding Letter of Intent with Agouron Pharmaceuticals, Inc. is the primary collaborative agreement that provides us with contract revenue. The termination of our agreement with Agouron might require us to abandon REMUNE or seek additional funding. Agouron has been acquired by Pfizer Inc. We do not know which Agouron research products Pfizer Inc. will continue to fund in the future.

WE MAY NOT BE ABLE TO ENTER INTO ADDITIONAL COLLABORATIONS

    We intend to seek additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms, or at all, in the future and our current or future collaborative arrangements may not be successful. This may cause us to abandon some of our products under development.

OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE US WITH ANY BENEFIT AND THE PATENTS AND PROPRIETARY TECHNOLOGY OF OTHERS MAY PREVENT US FROM COMMERCIALIZING PRODUCTS

    A failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

    In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to our products. We are aware that a group working with Connetics Corporation has received a United States patent related to autoimmune disease research that covers technology similar to that used by us. We are also aware that AstraZeneca PLC has acquired the rights to a patent, which has been issued in Europe and other countries that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld, after current opposition proceedings. These patents, and others that we are not aware of, may adversely affect our ability to develop and commercialize products.

    The patent positions of biotechnology and pharmaceutical companies can be highly uncertain, and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how.

    We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

    Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us, such as the patent owned by Connetics Corporation and AstraZeneca PLC. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses to redesign our products or processes to avoid infringement. Licenses may not be available at all or on terms commercially reasonable to us and we may not be able to redesign our products or processes to avoid infringement.

    Litigation may be necessary to defend against claims of infringement, to enforce patents issued or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using some technology.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY HURT OUR ABILITY TO CONTINUE OPERATIONS

    As of March 31, 1999, we had a consolidated accumulated deficit of $172.9 million. We have not generated revenues from the commercialization of any product. We expect to incur substantial net operating losses over the next several years which may imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable at all or on a sustained basis.

THE LENGTHY APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS

    Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

    The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

    Even if additional pivotal surrogate marker trials of REMUNE are successfully completed, the FDA may not approve REMUNE for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

    In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

    Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices ("GMP") requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects the manufacturer to possible FDA regulatory action. We or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

    The FDA has not designated expanded access protocols for REMUNE as "treatment" protocols. The FDA may not determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE.

    The FDA may not consider REMUNE or any other of the Company's products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

    To market any drug products outside of the United States, we are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE

    The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by us or which would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

    Our Lack of Commercial Manufacturing and Marketing Experience May Prevent Us From Successfully Commercializing Products

    We have not manufactured our product candidates in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products. Even if REMUNE is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE in commercial quantities. Except for REMUNE, we have not demonstrated the ability to manufacture our treatments in large-scale clinical or commercial quantities.

    We have no experience in the sales, marketing and distribution of pharmaceutical products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

    The manufacturing of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able quickly to replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's GMP requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing products.

    We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, clinical trials, market introduction and subsequent sales of the products would be delayed. Further, contract manufacturers must also operate in compliance with the FDA's GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

    Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement could prevent us from successfully commercializing products. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

PRODUCT LIABILITY EXPOSURE MAY EXPOSE US TO SIGNIFICANT LIABILITY

    We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage, at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us. A product liability claim could hurt our financial performance.

HAZARDOUS MATERIALS/ENVIRONMENTAL MATTERS COULD EXPOSE US TO SIGNIFICANT COSTS

    Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. We may be required to incur significant costs to comply with current or future environmental laws and regulations. Our research and development processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources. Our operations, business or assets may be materially and adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS

    Our common stock is expressly subordinate to our Series F Convertible Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series F Convertible Preferred Stock liquidation preference.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS

    The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as:

    - the results of preclinical studies and clinical trials by us, our collaborators or our competitors,

    - other evidence of the safety or efficacy of our products or our competitors,

    - announcements of technological innovations or new products by us or our competitors,

    - governmental regulatory actions,

    - changes or announcements in reimbursement policies,

    - developments with our collaborators,

    - developments concerning patent or other proprietary rights of ours or our competitors (including litigation),

    - concern as to the safety of our products,

    - period-to-period fluctuations in our operating results,

    - changes in estimates of our performance by securities analysts,

    - market conditions for biopharmaceutical stocks in general, and

    - other factors not within our control

could have a significant adverse impact on the market price of our common stock. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF ANTI-TAKEOVER PROVISIONS COULD ADVERSELY AFFECT OUR COMMON
STOCKHOLDERS

    Our Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66 2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                       ADDITIONAL OR UPDATED RISK FACTORS

    Prior to making an investment decision with respect to the common stock offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office,
7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth
Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-18006):

    (a) Our Annual Report on Form 10-K for the year ended December 31, 1998;

    (b) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    (c) Our Current Report on Form 8-K dated May 17, 1999;

    (d) Our Current Report on Form 8-K dated May 14, 1999;

    (e) The description of our common stock set forth in the registration statement on Form 8-A filed on March 30, 1990; and

    (d) The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the registration statement on Form 8-A filed on March 4, 1992.

    Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at
(760) 431-7080 to The Immune Response Corporation, at our principal executive offices, 5935 Darwin Court, Carlsbad, California 92008.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds to be received by us from the sale of the common stock will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending these uses, we will invest the net proceeds in interest-bearing securities.

                           INCOME TAX CONSIDERATIONS

    Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the common stock.

                              PLAN OF DISTRIBUTION

    We may offer the common stock:

    - directly to purchasers;

    - to or through underwriters;

    - through dealers, agents or institutional investors; or

    - through a combination of such methods.

    Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

    - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

    - the material terms of the distribution, including the number of shares sold and the consideration paid;

    - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

    - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

    - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. A partner of Pillsbury Madison & Sutro LLP owns 15,000 shares of common stock and an option to acquire 20,000 shares of common stock.

                                    EXPERTS

    The consolidated financial statements of The Immune Response Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in the Company's Annual Report on Form 10-K and incorporated herin by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

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    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE
ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........     S-3
Special Note Regarding Forward-Looking
  Information.........................     S-7
Risk Factors..........................     S-8
Use Of Proceeds.......................    S-15
Capitalization........................    S-15
Price Range Of Common Stock And
  Dividend Policy.....................    S-16
Selected Consolidated Financial
  Data................................    S-17
Managment's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations..........................    S-18
Business..............................    S-22
Management............................    S-38
Stock Ownership Of Management And
  Certain Beneficial Owners...........    S-40
Description Of Capital Stock..........    S-41
Underwriting..........................    S-44
Legal Matters.........................    S-45
Experts...............................    S-45
Where You Can Find More Information...    S-45
Financial Statements..................     F-1

PROSPECTUS............................
Risk Factors..........................       2
Additional Or Updated Risk Factors....       8
Special Note Regarding Forward-Looking
  Information.........................       8
Where You Can Find More Information...       8
Use Of Proceeds.......................       9
Income Tax Considerations.............       9
Plan Of Distribution..................       9
Legal Matters.........................      10
Experts...............................      10

                                     [LOGO]

                        THE IMMUNE RESPONSE CORPORATION

                                2,400,000 SHARES
                                  COMMON STOCK
                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                                 FIRST SECURITY
                                   VAN KASPER

                             GRUNTAL & CO., L.L.C.

                                August   , 2000

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